UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
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COLUMBIA PROPERTY TRUST, INC.
(Name of Registrant as Specified in its Charter)

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315 Park Avenue South
New York, New York 10010
April 8, 2021
Dear Fellow Stockholder:
Thank you for your continued support of Columbia. Your Board of Directors and management team remain committed to maximizing the value of your investment, and we are executing a clearly defined strategy to optimize the Company’s portfolio to create and capture value for shareholders.
In advance of Columbia’s 2021 Annual Meeting of shareholders, scheduled for May 18, 2021, shareholders of record as of March 2, 2021, will be asked to re-elect the Columbia Board of Directors, including Carmen Bowser, John Dixon, David Henry, Murray McCabe, Nelson Mills, Constance Moore, Michael Robb, Thomas Wattles and Finn Wentworth. Columbia has an ongoing board and governance refreshment process, adding two new independent directors to the Board over the past three years and recently appointing Constance Moore as its new independent Chair. We urge you to sign, date and return the enclosed WHITE proxy card to vote FOR ALL members of the Columbia Board today.
We also want to share our reflections on how the Board and management worked together to represent your interests in 2020.
We Are Successfully Navigating the COVID-19 Pandemic and Delivering Solid Results
Notwithstanding the impact of the COVID-19 pandemic, Columbia maintained seamless operations, strengthened our balance sheet, and delivered solid financial performance throughout 2020 while protecting the health and safety of our employees and tenants. The strength of our company reflects the resilience of our strategy, the quality of Columbia’s modernized portfolio of well-located and unique assets, and our Board and management team’s dedication to creating and capturing value for shareholders.
Despite the extraordinary challenges of the pandemic, in 2020, we:
–Achieved 2020 normalized FFO of a $1.52 per share, strong same-store cash NOI growth of 8.7%, and a year-end leased rate of 95.6%.
–Collected 98% total rents and 99% office rents in 2020, notwithstanding market upheaval and instability.
–Further strengthened the Company’s balance sheet with a strong liquidity profile, positioning us to put capital to work to create shareholder value as the industry begins to emerge from the pandemic-related volatility.
We Are Executing a Winning Strategy, Positioning the Company for Growth and Value Creation
Our team is pursuing an investment strategy centered on developing and operating properties that have a strong appeal to the fastest-growing tenants in our selected markets. We look for undervalued assets in prime neighborhoods that we can redevelop or reposition into compelling workplace environments with modern systems and access to desirable amenities, and where we can deliver a highly tailored tenant service experience. As part of this effort, we have maintained a significant focus on optimizing our portfolio, including recently completing a multi-year capital recycling program that has involved selling more than 50 properties in geographically dispersed markets and reinvesting the sale proceeds in our core markets.

In addition, we have been making great progress on existing development and redevelopment projects, leasing transactions, deal sourcing and capital sourcing. As the market continues to adjust to recent developments, we believe our uniquely positioned portfolio is well suited to meet challenges and prosper. In fact, our proven full-service platform positions us to capitalize on the changing office landscape while our financial strength, which benefits from a high lease rate, strong collections, extended lease durations and a solid balance sheet, equips us to capture value creation opportunities.
We are confident that Columbia is poised for long-term success, and we are committed to capturing demand for quality and flexible office space while maintaining one of the most attractive portfolios and tenant rosters in the sector. Our confidence is underscored by the quality of our modernized portfolio of well-located and unique assets in the most vital gateway markets, with buildings that accommodate flexible floor plans and allow for less crowded elevators. The success of our strategy is demonstrated by our ability to attract some of the most dynamic tenants in the world to our properties, including Twitter, DocuSign, Amazon, Snap, PitchBook and Oracle, among many others.
We Operate Responsibly and Sustainably
We are especially proud that we delivered strong performance in a challenging year while upholding our values of corporate responsibility, integrity, and ethics. At the onset of the COVID-19 crisis, we acted decisively to have nearly every employee working from home starting March 13, 2020. We maintained high productivity and effective communication while protecting the health and well-being of our tenants.
We also published our inaugural ESG Report in 2020, which articulates how we are demonstrating our commitment to protect the interests of our stakeholders, prioritize diversity and inclusion, motivate and cultivate our talent, and protect the environment at Columbia. The entire Board and management team believe that sustainable business practices are essential to the creation of long-term value, and that running our business in a responsible manner is intrinsically tied to achieving operational excellence.
The Future of Columbia
The Columbia Board is deeply engaged in reviewing the Company’s strategy and competitive landscape and regularly evaluates opportunities to enhance shareholder value. Consistent with these commitments, the Board has commenced a thorough review of Columbia’s business, strategies and positioning, including undertaking a comprehensive strategic alternatives review process that will include outreach to, and identification of, potential transaction counterparties.
Your vote on the WHITE proxy card will ensure that we can continue to build on this momentum and support our diverse and highly qualified Board that will continue to work closely alongside management to best position Columbia to maximize shareholder value. We believe that we benefit from a board with diverse backgrounds and perspectives, as we believe that diversity improves the Company, its properties and business results.
As we look ahead, we urge you to use the WHITE proxy card to vote FOR ALL of your Board’s nominees.
Thank you for your support,

Constance Moore Chair of the Board of Directors	Nelson Mills Director, President and CEO

Whether or not you plan to participate in the meeting, we urge you to have your vote recorded as early as possible. Stockholders have the following three options for submitting their votes by proxy:
(1)over the Internet at the web address noted on the WHITE proxy card;
(2)by telephone through the number noted on the WHITE proxy card; or
(3)by signing and dating your WHITE proxy card and mailing it in the prepaid and addressed envelope enclosed therewith.

Please note that Arkhouse Equities LLC and certain of its affiliates (collectively, “Arkhouse") have notified us that they intend to nominate six persons for election as directors to the Board at the annual meeting. You may receive solicitation materials from Arkhouse, including a proxy statement and Blue proxy card. We are not responsible for the accuracy of any information provided by or relating to Arkhouse or its nominees contained in solicitation materials filed or disseminated by or on behalf of Arkhouse or any other statements that Arkhouse may make. Arkhouse chooses which stockholders receive its proxy solicitation materials.
The Board does not endorse any Arkhouse nominee and unanimously recommends that you vote “FOR” the election of all nine nominees proposed by the Board on the WHITE proxy card or voting instruction card. Our Board strongly urges you not to vote using any Blue proxy card sent to you by Arkhouse. To support the Board’s nominees, you should vote FOR the Board’s nominees on the WHITE proxy card and disregard, and not return, any Blue proxy card sent to you by Arkhouse. If you have previously submitted a Blue proxy card sent to you by Arkhouse, you can revoke that proxy and vote for our Board’s nominees by using the enclosed WHITE proxy card or voting instruction card which will automatically revoke your prior proxy. Only the latest validly executed proxy that you submit will be counted.
Your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 18, 2021
Columbia Property Trust, Inc.
315 Park Avenue South
New York, New York 10010

Time:	11:00 a.m. Eastern Time

Date:	May 18, 2021

Virtual Meeting:	You can register for and attend our 2021 Annual Meeting of Stockholders on the following internet site: www.cesonlineservices.com/cxp21_vm.

Record Date:	Stockholders of record at the close of business on March 2, 2021, are entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof.

Purpose:	(1)	Elect nine directors nominated by the Board of Directors for one-year terms;

	(2)	Approve, on an advisory basis, executive officer compensation for 2020, sometimes referred to as a "say on pay";

	(3)	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021; and

	(4)	Consider and act upon such other business as may properly come before the annual meeting or any adjournments or postponements thereof.
Virtual Stockholder Meeting
This year's annual meeting will be a completely virtual meeting of stockholders in light of the COVID-19 pandemic and related public health concerns, and will be conducted via live webcast.
Please see "Attendance at the Annual Meeting" section under "General Information About the Annual Meeting" below for more information.
Whether or not you plan to participate in the meeting, we urge you to have your vote recorded as early as possible. Stockholders have the following three options for submitting their votes by proxy:
(1)over the Internet at the web address noted on the WHITE proxy card;
(2)by telephone through the number noted on the WHITE proxy card; or
(3)by signing and dating your proxy card and mailing it in the prepaid and addressed envelope enclosed therewith.
Please note that Arkhouse Equities LLC and certain of its affiliates (collectively, “Arkhouse") have notified us that they intend to nominate six persons for election as directors to the Board at the annual meeting. You may receive solicitation materials from Arkhouse, including a proxy statement and Blue proxy card. We are not responsible for the accuracy of any information provided by or relating to Arkhouse or its nominees contained in solicitation materials filed or disseminated by or on behalf of Arkhouse or any other statements that Arkhouse may make. Arkhouse chooses which stockholders receive its proxy solicitation materials.
The Board does not endorse any Arkhouse nominee and unanimously recommends that you vote “FOR” the election of all nine nominees proposed by the Board on the WHITE proxy card or voting instruction card. Our

Board strongly urges you not to vote using any Blue proxy card sent to you by Arkhouse. To support the Board’s nominees, you should vote FOR the Board’s nominees on the WHITE proxy card and disregard, and not return, any Blue proxy card sent to you by Arkhouse. If you have previously submitted a Blue proxy card sent to you by Arkhouse, you can revoke that proxy and vote for our Board’s nominees by using the enclosed WHITE proxy card or voting instruction card which will automatically revoke your prior proxy. Only the latest validly executed proxy that you submit will be counted.
Your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2021 ANNUAL MEETING
TO BE HELD ON MAY 18, 2021:
This Proxy Statement, the form of WHITE proxy card and the
Annual Report on Form 10-K for the year ended December 31, 2021 are available free of charge at: www.columbia.reit/proxy

2021 PROXY STATEMENT AT A GLANCE
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. We anticipate that a printed set of proxy materials will first be mailed to our stockholders on or about April 8, 2021.
Annual Meeting Logistics
•Date & Time: May 18, 2021, at 11:00 a.m. Eastern Time
•Location: You can register for and attend our 2021 Annual Meeting of Stockholders on the following internet site: www.cesonlineservices.com/cxp21_vm.
•Record Date: March 2, 2021
Meeting Agenda and Voting Matters

Proposal		Board Vote Recommendation	Page
1.	Elect nine directors nominated by the Board of Directors for one-year terms	FOR ALL	10
2.	Approve, on an advisory basis, executive officer compensation	FOR	65
3.	Ratify the appointment of our independent registered public accounting firm	FOR	71

Election of Directors (Proposal 1)
The Board of Directors, or the Board, of Columbia Property Trust, Inc. ("we," "us," "our," or the "Company") is asking you to elect the nine nominees for director named below for terms that will expire at the 2022 Annual Meeting of Stockholders. The election of directors will be determined by a plurality of the votes cast at the annual meeting. The "plurality of the votes cast" means that the nine director nominees receiving the greatest number of "FOR" votes cast will be elected.
You may receive solicitation materials from Arkhouse, including a Blue proxy card. Our Board does not endorse any of the Arkhouse nominees and unanimously recommends that you not sign or return the Blue proxy card sent to you by Arkhouse. If you previously have signed a Blue proxy card sent to you by Arkhouse, you can revoke it by using the enclosed WHITE proxy card to vote by Internet or by telephone, or by signing, dating, and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only your latest-dated proxy will count.

The following table provides summary information about the nine director nominees. For further information about the nominees, see "Director Nominees."

Name	Age	Occupation	Year First Became a Director	Independent	Board Committees
Carmen M. Bowser	66	Former Managing Vice President, Capital One Bank, N.A.	2016	Yes	Audit Investment (C) Nominating and Corporate Governance
John L. Dixon	78	Former President and Director, Pacific Select Group, LLC	2008	Yes	Audit Compensation and Human Resources Nominating and Corporate Governance
David B. Henry	72	Former Chief Executive Officer and Vice-Chairman, Kimco Realty Corporation	2016	Yes	Compensation and Human Resources Nominating and Corporate Governance (C)
Murray J. McCabe	53	Managing Partner, Montgomery Street Partners, L.P.	2013	Yes	Compensation and Human Resources (C) Nominating and Corporate Governance
E. Nelson Mills	60	President and Chief Executive Officer, Columbia Property Trust, Inc.	2007	No
Constance B. Moore*	65	Former President and Chief Executive Officer, BRE Properties, Inc.	2017	Yes	Audit Investment
Michael S. Robb	73	Former Executive Vice President of the Real Estate Division of Pacific Life Insurance Company	2015	Yes	Compensation and Human Resources Investment
Thomas G. Wattles	69	Former Executive Chairman, DCT Industrial Trust, Inc.	2013	Yes	Audit (C) Investment
Francis X. Wentworth, Jr.	62	Founder and Former Partner, Normandy Real Estate Investments, LLC	2020	No	Investment
* Independent Chair of the Board (C) Committee chair
Advisory Approval of Executive Compensation (Proposal 2)
The Board of Directors is asking you to approve, on an advisory basis, the compensation of the named executive officers ("NEOs"), as disclosed in this proxy statement. We believe that our compensation policies and practices reflect the following objectives of our compensation program:
•to attract, retain, and motivate talented executives;
•to provide incentives for the attainment of short-term operating objectives and strategic long-term performance goals; and
•to emphasize and award achievement of long-term objectives that are consistent with our strategic focus on growth, operations, brand development, and stockholder returns.
Ratification of the Appointment of the Independent Registered Public Accounting Firm (Proposal 3)
The Board of Directors is asking you to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2021.

2020 Company Highlights
On January 24, 2020, we acquired Normandy, a vertically integrated real estate company with development capabilities and an asset management fee business, focused in New York, Boston, and Washington, D.C., for approximately $100 million in a combination of cash and equity consideration, excluding transaction costs (the "Normandy Acquisition"). The Normandy Acquisition has significantly grown the Company's core market presence, especially in New York, and strengthened the Company's platform, enhanced its operational capabilities, and expanded its access to capital. In connection with integrating Normandy into Columbia, we took steps to realize a number of operational synergies as well, which resulted in reducing our combined workforce by 7% in December 2020. For the first time since Columbia listed its shares on the NYSE in 2013, the Company has considerably increased the depth and breadth of its resources by increasing its workforce from 93 at the beginning of 2020 to 160 employees at year end. Throughout the year, our enhanced talent pool had been fully engaged on existing development and redevelopment projects, leasing transactions, deal sourcing, and capital sourcing.
During 2020, we also completed a multi-year capital recycling program that has involved selling more than 50 properties in geographically dispersed markets and reinvesting the sale proceeds in our core markets. In the first quarter, we sold Cranberry Woods Drive in suburban Pittsburgh for $180.0 million, and Pasadena Corporate Park in Los Angeles for $78.0 million, which together marked the exit from our last two non-target markets. We used those sale proceeds to repay debt, and to acquire an 8.65% interest in Terminal Warehouse, a 1.2-million-square-foot property located in West Chelsea, New York, that will be fully redeveloped into a mixed-use retail and office project. In the fourth quarter, we expanded an existing joint venture relationship by contributing 221 Main Street to a joint venture partnership, and simultaneously sold a 45% interest therein for $180.0 million.
On March 11, 2020, the World Health Organization announced that the disease caused by a novel strain of coronavirus (COVID-19) had become a pandemic. Response to the COVID-19 pandemic led to aggressive actions to reduce the spread of the disease, which seriously disrupted activities in large segments of the economy, including in the local economies where we operate. The disruptions experienced in New York and San Francisco, our two largest markets, were particularly severe in that both cities were placed under extended stay-at-home orders during 2020. The health and safety of our employees, tenants, and communities continues to be our utmost concern. We have implemented extensive air filtration, cleaning, and safety protocols at our properties to safely bring our tenants and employees back to work. The long-term impact of the pandemic on the Company remains uncertain and will depend on various factors, including the scope, severity, and duration of the pandemic, the effectiveness and duration of actions taken by authorities to contain the pandemic, the availability and effectiveness of vaccines or other treatments, and the degree to which work-from-home trends continue.
Notwithstanding the unprecedented market conditions experienced from COVID-19, our financial performance remained strong throughout 2020. Our operating performance has not been materially impacted by COVID-19 to date as our portfolio has remained well-leased (94.2% as of February 28, 2021) with limited near-term rollover (approximately 7% expected in remainder of 2021 and 7% in 2022); and our rent collections level remained high in 2020 (averaging 98% each month for the past year). Our Same Store NOI (based on cash rents)(1) grew by 8.7% during 2020 due to leasing activities, and our overhead costs remain in line with peers following the Normandy Acquisition.

(1)Same Store NOI (based on cash rents) is a non-GAAP measure. See "Reconciliations" attached as Appendix B for additional details.

Our COVID-19 Response
The unprecedented events of 2020 has had far-reaching effects on our industry, our society, and our planet. From the pandemic's onset, our buildings remained secure and capable of providing essential services for our tenants, and our team continued business operations seamlessly. As the pandemic continues to impact daily life, we have continued to monitor its evolution and respond in ways that protect the safety and wellbeing of our employees and tenants and preserves business continuity for all of our stakeholders. We believe safety is a top priority and we plan to continue to work closely with all of our stakeholders as we navigate the path to a successful recovery.
Below are a few examples of steps Columbia has taken—and continues to take—to protect its employees, tenants, our shareholders and stakeholders, and the communities in which we operate:
•Expanded Protocols and Procedures to Protect Our Employees, Tenants and Communities: Our immediate response to the pandemic was to ensure the safety and wellbeing of all our employees, tenants and the communities in which we operate. In the early days of the pandemic, we revised or developed new safety protocols based on CDC, ASHRAE, and OSHA guidance to ensure the safety of our employees and tenants at all of our buildings. In addition, we expanded our "Columbia Cares" charitable program to allow for thoughtful and extensive company donations in support of COVID-19 relief efforts in the communities where we conduct business.
•Increased Technology Utilization to Enhance Communication and Monitoring: We have strived to find ways to best serve our teams and tenants during the pandemic and have leveraged technology to stay connected with them during the pandemic. We implemented a "COVID Ready" mobile app for our team to track daily symptoms, facilitate and track COVID-19 testing, and provide a COVID-19 hotline. We also launched Columbia Gateway, a new mobile app exclusively for Columbia tenants that provides property information, virtual wellness, and convenient resources, and introduced Capacity Manager, a resource to help tenants manage daily office occupancy.
•Enhanced Our Indoor Environment and Safety: As part of our ongoing efforts to pave the way for a return to the office, we have introduced signage on the use of PPE, handwashing, and social distancing for all properties and offices, installed state-of-the-art Bipolar Ionization Air Purification systems across our portfolio, added touchless security/access and destination dispatch elevators in all new construction, and are securing WELL Health-Safety and/or Fitwel® certifications for all our investment properties.
•Expanded Our Commitments to Social Justice: Our team was deeply impacted by the events of 2020 and in response, we have established a robust internal DEI Committee to advance education and awareness, opportunity, community engagement, and corporate responsibility. We have also formalized a comprehensive company DEI Policy and plan to launch a Supplier Diversity Program in 2021.
•Enhanced Board Oversight and Monitoring: Our Board has been deeply involved in overseeing our response to the COVID-19 pandemic and the related impacts on our business. As the pandemic took hold, our Board implemented a recurring monthly meeting, at which our senior management provided the Board with regular updates on Company performance, discussed our ongoing efforts to provide for the safety and well-being of our tenants and team, and provided guidance on further responsive actions.
•Collaborated with Impacted Tenants and Closely Monitored Impact on Our Liquidity: We have worked closely with our impacted tenants and will continue to address their concerns on a case-by-case basis, including arrangements that address cash flow interruptions while generally maintaining long-term lease obligations. In response to the economic uncertainty that unfolded as a result of COVID-19, we drew down $200 million on our revolving credit facility in late March 2020. As financial institutions generally remained stable through 2020, we believe we will be able to access any available capacity on our revolving credit facility, and therefore repaid most of the outstanding balance in the fourth quarter of 2020.

Best Practice Governance and Compensation Features That Align Pay and Performance
We believe that our compensation programs encourage executive decision-making that is aligned with the long-term interests of our stockholders by tying a meaningful portion of each executive's compensation to Company performance in the form of equity awards based on the Company's three-year total stockholder return ("TSR"), vesting over a multi-year period. Other compensation and governance practices that support these principles, each of which is described in more detail herein, include the following:

What We Do		What We Don't Do
✓	DO have a Board composed of a super-majority of independent directors.	☒	NO compensation or incentives that encourage risks reasonably likely to have a material adverse effect on the Company.

✓	DO separate the roles of Chair and Chief Executive Officer.
		☒	NO tax gross-ups for any executive officers.

✓	DO require majority voting for uncontested director elections.	☒	NO "single-trigger" change in control cash or equity payments.

✓	DO align pay and performance. A significant portion of total compensation is linked to the achievement of operational and strategic goals set by the Board.	☒	NO re-pricing or buyouts of underwater stock options.
		☒	NO hedging or pledging transactions involving our securities.
✓	DO determine a substantial portion of the equity awards based on the Company's TSR as measured against the FTSE Nareit Equity Office Index.
		☒	NO guaranteed cash incentive compensation or equity grants with executive officers.
		☒	NO long-term employment contracts with executive officers.
✓	DO maintain stock ownership guidelines for directors and executive officers.

✓	DO maintain a clawback policy.

✓	DO conduct annual assessments of compensation at risk.

✓	DO have a Compensation and Human Resources Committee composed solely of independent directors.

✓	DO retain an independent compensation consultant that reports directly to the Compensation and Human Resources Committee.

✓	DO cap incentive compensation and use minimum performance thresholds.
Alignment of Pay With Performance
A significant portion of the total compensation for our Chief Executive Officer and Chief Financial Officer, as well as other NEOs, is performance-based.
•Under our 2020 short-term incentive compensation ("STIC") program, 67% of the total payout opportunity for our Chief Executive Officer and Chief Financial Officer was tied to the achievement of financial metrics and primary business plan objectives established at the beginning of the year.
•Our 2020 long-term incentive compensation ("LTIC") plan performance-based awards are evaluated entirely based on TSR measured over a three-year period; and are subject to a threshold performance requirement.
Since a substantial component of our executive officers' compensation is tied to our financial performance and stock performance, management believes that our compensation program is aligned with the interests of our stockholders.

A Significant Portion of Pay Is Performance-Based and At-Risk
Consistent with our executive compensation program, the majority of the total compensation during 2020 for our Chief Executive Officer and other NEOs was performance-based and at risk:

E. Nelson Mills Chief Executive Officer and President	Other Named Executive Officers(1)

(1)Reflects the simple average of the components of compensation for our NEOs, excluding our CEO. Compensation breakdown excludes the OP Units, as described in "Preferred OP Units Issued in Normandy Acquisition section" below, issued in the Normandy Acquisition. See "Summary Compensation Table" for more information.

PROPOSAL 1 — ELECTION OF DIRECTORS
At the annual meeting, you and the other stockholders will vote on the election of nine nominees to our Board of Directors. Those persons elected will serve as directors for a one-year term until the 2022 annual meeting and until their successors are duly elected and qualified.
Currently, the size of our Board of Directors is set at nine members. The Board of Directors has nominated the following persons for election as directors:
•Carmen M. Bowser
•John L. Dixon
•David B. Henry
•Murray J. McCabe
•E. Nelson Mills
•Constance B. Moore
•Michael S. Robb
•Thomas G. Wattles
•Francis X. Wentworth, Jr.
Each of the nominees for director is a current member of our Board of Directors. Detailed information on each nominee is provided below under the heading, "Director Nominees — Information Regarding Nominees."
Recommendation
Your Board of Directors unanimously recommends a vote "FOR ALL" nine nominees for director.
You may receive solicitation materials from Arkhouse, including a Blue proxy card. Our Board does not endorse any of the Arkhouse nominees and unanimously recommends that you not sign or return the Blue proxy card sent to you by Arkhouse. If you previously have signed a Blue proxy card sent to you by Arkhouse, you can revoke it by using the enclosed WHITE proxy card to vote by Internet or by telephone, or by signing, dating, and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only your latest-dated proxy will count.
In addition to the information set forth below, Appendix A sets forth information relating to the Company’s directors, the Board’s nominees for election as directors, and certain of the Company’s officers who are considered "participants" in our solicitation under the rules of the SEC by reason of their positions as directors, as nominees, or because they will be soliciting proxies on our behalf.

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS
Our Board of Directors has oversight responsibility for our operations and makes all major decisions concerning our business. We currently have nine directors.
Term of Office
The nine director nominees have been nominated for election to serve one-year terms that will expire at the 2022 annual meeting or until their successors are elected and qualified.
Communicating With the Board of Directors
Any stockholder or interested party who wishes to communicate directly with our Board of Directors, with our Independent Chairman, or with our non-employee directors as a group may do so by writing to our Corporate Secretary at 1170 Peachtree Street NE, Suite 600, Atlanta, Georgia 30309.
We have established several means for stockholders to communicate concerns directly with the Board of Directors. If the concern relates to our financial statements, accounting practices, or internal controls, stockholders should submit the concern in writing to the Chair of our Audit Committee in care of our Corporate Secretary at the address noted above. If the concern relates to our governance practices, business ethics, or corporate conduct, stockholders should submit the concern in writing to the Chairman of our Nominating and Corporate Governance Committee in care of our Corporate Secretary at the address noted above. If uncertain as to which category a concern relates, a stockholder may communicate the concern to any one of the independent directors in care of our Corporate Secretary at the address noted above.
Please specify to whom your letter should be directed. Once the communication is received and reviewed by the Corporate Secretary, it will be promptly forwarded to the addressee. Advertisements, solicitations for business, requests for employment, requests for contributions, or other inappropriate material will not be forwarded to our directors.
Meetings of Directors and Attendance at the Annual Meeting
During 2020, the Board held 12 meetings. All of the directors as a group attended at least 95%, and an average of 98%, of the meetings of the Board and the committees on which they served. We generally expect that all directors serving at the time of each Annual Meeting of Stockholders will attend the meeting in the absence of a compelling reason. This year's annual meeting will be a completely virtual meeting of stockholders in light of the COVID-19 pandemic and related public health concerns, and we expect that our directors will participate via the online webcast. At the annual meeting held in 2020, all of the directors then serving attended the meeting virtually.

DIRECTOR NOMINEES
Board Composition and Skills
Columbia Property Trust's Nominating and Corporate Governance Committee seeks to maintain a well-rounded Board with a breadth of skills applicable to its management. Because no one person is likely to possess deep experience in the real estate industry, investment management, and accounting and financial management, the Board of Directors and the Nominating and Corporate Governance Committee have sought a diverse Board of Directors whose members collectively possess these skills and experiences. The composition and skills of nine of our Board nominees, as described further below, are summarized as follows:
Board Composition
Board Skills

Leadership	Public Company Experience	Finance & Accounting Expertise	Real Estate Industry Experience

Public Board Service	NYSE Financial Experts	Investment Management	Financial Services Experience

REIT Experience	Management & Executive Experience	Knowledge of Capital Markets	Financial Management

Commercial Real Estate Expertise	Securities Brokerage Experience	Familiarity With Our Target Markets	Familiarity With Our Company

Information Regarding Nominees
Biographical information about the nine nominees for director and the experience, qualifications, attributes, and skills considered by our Nominating and Corporate Governance Committee and the Board of Directors in determining that the nominee should serve as a director appear below.

E. Nelson Mills
Age: 60 Director Since: 2007 Non-Independent
Committee Memberships: None	Mr. Mills has served as our President since July 2010 and our Chief Executive Officer since February 2013. Prior to joining the Company in 2010, Mr. Mills served as President and Chief Operating Officer of Williams Realty Advisors, LLC, the manager and advisor to a series of real estate investment funds, from 2005 to 2009. Previously, Mr. Mills served as Chief Financial Officer of Lend Lease Real Estate Investments (US), Inc., one of the world's largest institutional investment managers specializing in the acquisition and management of commercial real estate. Mr. Mills began his career in the financial industry as a partner with KPMG LLP, specializing in tax and transaction advisory services for the real estate industry.

Mr. Mills received a B.S. degree in Business Administration from the University of Tennessee and an M.B.A. degree from the University of Georgia.

Skills and Qualifications

Mr. Mills has over 30 years of experience in the real estate investment and financial services industries. Among the most important factors that led to the Board of Directors' recommendation that Mr. Mills serve as a director are Mr. Mill's integrity, judgment, leadership, accounting and financial management expertise, commercial real estate expertise, familiarity with our Company, and public company experience.

Constance B. Moore
Age: 65 Director Since: 2017 Independent
Chair of the Board of Directors

Committee Memberships:
•Audit
•Investment

Other Public Company Boards:
Civeo Corporation (NYSE:CVEO)
•Audit Committee (C)
•Compensation and Human Resources Committee

TriPointe Homes (NYSE:TPH)
•Audit Committee
•Compensation Committee (C)

Ms. Moore was appointed Chair of the Board of Directors effective December 31, 2020. Ms. Moore served as President and Chief Executive Officer of BRE Properties, Inc. (NYSE:BRE) from 2005 until the completion of the merger with Essex Property Trust in 2014. Prior to joining BRE, she was a Managing Director of Security Capital Group & Affiliates. From 1993 to 2002, Ms. Moore held several executive positions with Security Capital Group, including Co-Chairman and Chief Operating Officer of Archstone Communities Trust. She held the same position at Security Capital Atlantic, Inc., a predecessor of Archstone.

Ms. Moore received an M.B.A. from the University of California, Berkeley, Haas School of Business, and a bachelor's degree from San Jose State University.

Skills and Qualifications

Ms. Moore has more than 40 years of experience in the real estate industry. Among the most important factors that led to the Board of Directors' recommendation that Ms. Moore serve as a director are Ms. Moore's business and financial acumen, leadership, integrity, judgment, experience with public companies, extensive experience in the real estate industry, and independence from management.

Carmen M. Bowser
Age: 66 Director Since: 2016 Independent
Committee Memberships: •Audit •Investment (C) •Nominating and Corporate Governance Other Public Company Boards: Peapack-Gladstone Financial Corporation (Nasdaq: PGC) •Nominating Committee •Risk Committee	Ms. Bowser retired in 2015 as a Managing Vice President at Capital One Bank, N.A. Prior to joining Capital One Bank in 2008, she was a principal in the Prudential Mortgage Capital Group. From 1995 to 2004, she held senior positions at TIAA-CREF. In 1994 and 1995, Ms. Bowser was a Regional Director for Arbor National Commercial Mortgage, and from 1978 through 1994, she held various positions in the bond, corporate finance, oil and gas, and commercial mortgage areas at Prudential.

Ms. Bowser holds a B.A. from William Smith College and an M.B.A. in Finance from the Rutgers School of Management.

Skills and Qualifications

Ms. Bowser has been active for over 30 years in the commercial real estate industry, with experience across a wide range of investment products, property types, and geographies. Among the most important factors that led to the Board of Directors' recommendation that Ms. Bowser serve as a director are Ms. Bowser's integrity, judgment, leadership skills, extensive knowledge of the commercial real estate industry, and independence from our management.

John L. Dixon
Age: 78 Director Since: 2008 Independent
Committee Memberships: •Audit •Compensation and Human Resources •Nominating and Corporate Governance
Mr. Dixon retired from full-time employment in June 2008, following an interim position with LPL Financial that he assumed upon his retirement from Pacific Life in June 2007 to assist in the transition of Pacific Life firms acquired by LPL Financial. During his 23-year tenure with Pacific Life, Mr. Dixon served in various executive roles for broker-dealer companies controlled or wholly owned by Pacific Life, including President and Director of Pacific Select Group, LLC, at the time of his retirement, and, earlier, Chairman and Chief Executive Officer of Mutual Service Corporation; Director of Waterstone Financial Group; Director of United Planners Financial Services; Director of Associated Financial Group, Inc.; and Manager of M.L. Stern & Co. LLC. Mr. Dixon's affiliation with Pacific Life began in 1984 as Vice President, Financial Planning with Lowry Financial Service Corporation, which became a wholly owned subsidiary of Pacific Life.

Mr. Dixon received a four-year Certificate of Christian Education from Prairie Bible Institute in Alberta, Canada, and received M.S. degrees in Financial Services and Management from The American College.

Skills and Qualifications

Mr. Dixon has over 40 years of experience in the financial services industry and spent the majority of his professional career serving in various executive roles. Among the most important factors that led to the Board of Directors' recommendation that Mr. Dixon serve as a director are Mr. Dixon's integrity, judgment, leadership, knowledge of the securities brokerage industry, management and prior director experience, familiarity with our Company, and independence from our management.

David B. Henry
Age: 72 Director Since: 2016 Independent
Committee Memberships:
•Compensation and Human Resources
•Nominating and Corporate Governance (C)

Other Public Company Boards:
Healthpeak Properties, Inc. (NYSE: PEAK)
•Investment and Finance Committee (C)
•Nominating and Corporate Governance Committee

Tanger Factory Outlet
Centers, Inc. (NYSE:SKT)
•Lead Director
•Audit Committee
•Compensation and Human Capital Committee
•Nominating and Corporate Governance Committee

VEREIT, Inc. (NYSE:VER)
•Audit Committee
•Nominating and Corporate Governance Committee (C)
Mr. Henry is the retired Vice Chairman of the board of directors and Chief Executive Officer of Kimco Realty Corporation ("Kimco"). Mr. Henry joined Kimco in April 2001 as Vice Chairman and Chief Investment Officer, served as its President from December 2008 through August 2014, and served as CEO from 2009 to 2016. Prior to his career at Kimco, Mr. Henry spent 23 years with G.E. Capital Real Estate serving in various positions, including as Senior Vice President and Chief Investment Officer his last five years. He also served as Chairman of the Investment Committee and a member of the Credit Committee.

Mr. Henry received a B.S. in Business Administration from Bucknell University and an M.B.A. from the University of Miami (FL).

Skills and Qualifications

Mr. Henry is a 45-year veteran of the commercial real estate industry and has spent the majority of his career in executive leadership roles. Among the most important factors that led to the Board of Directors' recommendation that Mr. Henry serve as a director are Mr. Henry's integrity, judgment, leadership, extensive knowledge of the commercial real estate industry, extensive investment management expertise, corporate and industry organization director experience, and independence from our management.

Murray J. McCabe
Age: 53 Director Since: 2013 Independent
Committee Memberships:
•Compensation and Human Resources (C)
•Nominating and Corporate Governance

Other Public Company Boards:
Sunstone Hotel Investors,Inc. (NYSE: SHO)
•Nominating and Corporate Governance Committee
Mr. McCabe is a Founder and Managing Partner at Montgomery Street Partners, L.P., an investment firm. Mr. McCabe is also a non-employee director and member of the management committee for Blum Capital Partners, L.P., also an investment firm.

Prior to joining Blum Capital and founding Montgomery Street Partners, Mr. McCabe worked at JPMorgan Chase & Co. from 1992 through August 2012. During his 20-year tenure at JPMorgan, Mr. McCabe held several positions in the Investment Banking Division, including Managing Director and Global Head of Real Estate and Lodging Investment Banking. In addition, Mr. McCabe served as a member of JPMorgan's Mergers and Acquisitions Fairness Opinion Committee from 2001 to 2002, the Investment Banking Coverage Management Committee from 2010 through his departure in August 2012, and on the board of JPMorgan Real Estate Advisors during the same period.

Mr. McCabe received a B.A. in Finance from the University of Texas at Austin.

Skills and Qualifications

Mr. McCabe has more than 25 years of experience in the real estate industry. Among the most important factors that led to the Board of Directors' recommendation that Mr. McCabe serve as our director are Mr. McCabe's integrity, judgment, leadership, knowledge of real estate companies and capital markets, public company director experience, and independence from our management.

Michael S. Robb
Age: 73 Director Since: 2015 Independent
Committee Memberships: •Compensation and Human Resources •Investment Other Public Company Boards: Morguard Corporation (TSX: MRC) •Audit Committee •Corporate Governance & Nominating Committee (C)	Mr. Robb retired in 2012 as Executive Vice President of the Real Estate Division of Pacific Life Insurance Company, a division he led for 27 of his total 37 years with the company. He was also a member of Pacific Life's Management Investment Committee and Corporate Management Committee.

Mr. Robb received a B.S. degree in Business Administration from Ohio State University.

Skills and Qualifications

Mr. Robb is a 40-year veteran of the commercial real estate industry, with the majority of his career spent in executive leadership roles. Among the most important factors that led to the Board of Directors' recommendation that Mr. Robb serve as our director are Mr. Robb's integrity, judgment, leadership, knowledge of the commercial real estate industry, extensive banking expertise, corporate and industry organization director experience, and independence from our management.

Thomas G. Wattles
Age: 69 Director Since: 2013 Independent
Committee Memberships: •Audit (C) •Investment Other Public Company Boards: Regency Centers Corporation (NYSE: REG) •Audit Committee (C) •Investment Committee	Mr. Wattles was a co-founder of DCT Industrial Trust Inc., an industrial property real estate investment trust, and served as its Chairman Emeritus from May 2016 to August 2018. Mr. Wattles served as Executive Chairman between 2003 and 2017 and also served as Chief Investment Officer of DCT Industrial Trust from 2003 to 2005. Mr. Wattles was a principal of Black Creek Group, LLC, a real estate investment firm, from 2003 until 2008. From 1993 to 2002, Mr. Wattles served as a director of Prologis, Inc., an industrial real estate investment trust. From 1997 to 1998, Mr. Wattles also served as its Chairman and previously served as its Co-Chairman and Chief Investment Officer between 1993 and 1997. From January 1991 to December 2002, Mr. Wattles was a Managing Director of Security Capital Group Inc., for which he also served in various capacities, including as Chief Investment Officer as of 1997.

Mr. Wattles received bachelor's and M.B.A. degrees from Stanford University.

Skills and Qualifications

Mr. Wattles has substantial experience in the real estate industry and with real estate investment trusts. Among the most important factors that led to the Board of Directors' recommendation that Mr. Wattles serve as our director are Mr. Wattles' integrity, judgment, leadership, knowledge of the commercial real estate industry, public company management and director experience, and independence from our management.

Francis X. Wentworth, Jr.
Age: 62 Director Since: 2020 Non-Independent
Committee Memberships: •Investment
Mr. Wentworth is a Founder and Partner of Senlac Ridge Partners, a private equity firm targeting investment opportunities in real estate and non-real-estate assets and businesses. Previously, he was a Founder and Partner of Normandy Real Estate Management from February 2002 through January 24, 2020 when Normandy was acquired by Columbia Property Trust. Mr. Wentworth was previously president, chief operating officer, and board member of YankeeNets LLC, the holding company of the New York Yankees, New Jersey Nets, and New Jersey Devils from 1999 to 2003, where he also helped form the organization's media company – The Yankee Entertainment Sports (YES) Network. His more than 35 years of real estate experience includes co-founding Gale & Wentworth, a nationally recognized investment and development firm that assembled a multibillion-dollar property portfolio. Mr. Wentworth was first appointed to the Board pursuant to the terms of the contribution agreement entered into by Columbia Property Trust, Normandy, and the other parties named therein in connection with the Normandy Acquisition.

Mr. Wentworth received a B.S. degree in Business Administration from Lehigh University.

Skills and Qualifications

Mr. Wentworth has over 35 years of experience in the real estate investment and investment industries. Among the most important factors that led to the Board of Directors' recommendation that Mr. Wentworth serve as a director are Mr. Wentworth's judgment, leadership, commercial real estate expertise, and familiarity with the New York City market.

Board Nominations
Board Membership Criteria
The Nominating and Corporate Governance Committee periodically reviews with the Board of Directors the appropriate experience, skills, and characteristics required of Board members in the context of the then-current membership of the Board. This assessment includes, in the context of the perceived needs of the Board at that time, issues of knowledge, experience, judgment, and skills, such as an understanding of the real estate industry, investment management, or accounting or financial management expertise. No one person is likely to possess deep experience in all of these areas. Therefore, the Board of Directors and the Nominating and Corporate Governance Committee have sought a diverse Board of Directors whose members collectively possess these skills and experiences.
Other considerations include the candidate's independence from conflict with the Company and the ability of the candidate to attend Board meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. It also is expected that independent directors nominated by the Board shall be individuals who possess a reputation and hold (or have held) positions or affiliations befitting a director of a large publicly held company and are (or have been) actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional, or academic community.
As detailed in the director biographies, the Board of Directors and the Nominating and Corporate Governance Committee believe that the slate of directors recommended for election at the annual meeting possess these diverse skills and experiences.
Selection of Directors
The Board of Directors is responsible for selecting its own nominees and recommending them for election by the stockholders. The Board delegates the screening process necessary to identify qualified candidates to the Nominating and Corporate Governance Committee, in consultation with the Chief Executive Officer. The Nominating and Corporate Governance Committee annually reviews director suitability and the continuing composition of the Board. It then recommends director nominees who are voted on by the full Board of Directors. All director nominees then stand for election by the stockholders annually.
In recommending director nominees to the Board of Directors, the Nominating and Corporate Governance Committee solicits candidate recommendations from its own members, other directors, industry contacts, and management. The Nominating and Corporate Governance Committee may engage the services of a search firm to assist in identifying potential director nominees.
The Nominating and Corporate Governance Committee will consider recommendations made by stockholders for director candidates who meet the established director criteria set forth above. In evaluating the persons recommended as potential directors, the Nominating and Corporate Governance Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating and Corporate Governance Committee determines are relevant.
Stockholders may directly nominate potential directors (without the recommendation of the Committee) by satisfying the procedural requirements for such nomination as provided in our Bylaws. See "Other Information for Stockholders — Stockholder Proposals" for more information.

BACKGROUND OF THE SOLICITATION
On December 1, 2020, the Company received a non-public legal notice (the “nomination notice”) from Arkhouse Equities LLC and its affiliate Arkhouse Partners LLC (collectively, “Arkhouse”), a New York-based real estate private equity firm, setting forth Arkhouse’s intention to replace a majority of the Board with Arkhouse’s nominees and accordingly control the Company with its selected nominees. Under this nomination notice, Arkhouse would, for the first time, pursue shareholder activism strategies against a publicly traded company and had selected the Company as its first target. Arkhouse’s nomination notice and nominee paperwork stated that Arkhouse may seek to engage with management and the Board regarding transactions in which Arkhouse may seek to participate and potentially engage (as a purchaser or investor).
Gavriel Kahane, Arkhouse’s Chief Executive Officer and Co-Founder of Arkhouse Partners LLC, who Arkhouse included in its nomination notice as one of its six nominees, subsequently confirmed Arkhouse’s desire to build or acquire a gateway office platform and interest in pursuing a buyout of the Company given the quality of its assets and what Arkhouse believed was a significant undervaluation of the Company in the public markets, thereby making an acquisition of the Company an attractive opportunity for Arkhouse. Arkhouse’s nomination notice indicated that Arkhouse and its control slate of six nominees constituted a Schedule 13(d) group and that Arkhouse may seek reimbursement from the Company of all expenses incurred in connection with their nominations and solicitation of proxies, if any, if the Arkhouse nominees were elected or appointed to the Board (and do so without intending to submit such expense reimbursement payments to the Company’s stockholders for their review or approval). Arkhouse’s nomination notice for a majority of the Board named the following six candidates—Isaac Barber, Gavriel Kahane, Gabriel K. Marans, Robert A. Spass, Lynette Tulkoff and Shlomo Zohar—as the individuals that Arkhouse would run in a proxy contest for election to the Board at the 2021 Annual Meeting. Arkhouse also reserved the right to withdraw its slate and nomination notice.
In its notice, Arkhouse reported beneficial ownership on behalf of itself and certain of its affiliates of only 2,000 shares of common stock, all of which were acquired by Arkhouse on November 19 and November 24, 2020, representing less than 0.002% of the Company’s outstanding shares and $28,160 in value as of the date of such notice. Through subsequent purchases of the Company’s stock over the next several months, Arkhouse reported as of its March 8, 2021 supplemental notice letter to the Company, that Arkhouse and its nominees beneficially owned approximately 888,056 shares, reflecting a percentage interest of 0.77% of the total number of shares outstanding of the Company and $13,294,198 in value as of such date. Until the mid-March disclosures mentioned below, Arkhouse did not disclose its activities with the other later named participants who are part of Arkhouse’s bidding group (as defined below), which participants began accumulating a position in the Company as early as mid-January 2021.
Arkhouse had not previously sought to engage with the Company, and there had been no interactions between Arkhouse or any of its affiliates and the Company prior to Arkhouse’s nomination notice. The first interaction arose from Arkhouse’s legal counsel asking for nomination paperwork on November 18, 2020 on behalf of an anonymous client and prior to Arkhouse acquiring any shares of the Company. After being pressed to identify their client and whether the client was a stockholder of the Company, Arkhouse’s counsel subsequently notified the Company of Arkhouse’s intent to nominate a control slate of candidates to stand for election at the 2021 Annual Meeting.
As part of its shareholder engagement and business review efforts, the Company regularly conducts investor meetings to provide direct channels of communication between investors and members of the Board of Directors and management. Prior to its nomination notice, Arkhouse had not participated in any such meetings and, subsequent to its nomination notice, Arkhouse did not seek any such separate meetings with the Company.
On December 4, 2020, following proactive outreach by the Company and its representatives to Arkhouse in an attempt to learn about Arkhouse and understand what its goals and objectives were in nominating a control slate, E. Nelson Mills, the Company’s President and Chief Executive Officer met with Mr. Kahane in a virtual “Zoom” meeting. Counsel to the Company and to Arkhouse also attended. Mr. Kahane stated at the meeting that he was not at liberty to discuss or share any recommendations, suggestions or proposals for the Company. He also did not explain why Arkhouse had taken the unusual step of not seeking to engage with the Company or share its agenda prior to assembling a slate of nominees or submitting nominations. When asked why he had assembled a director slate and nominated them without reaching out to the Company, Mr. Kahane stated he was relying on advice of counsel. Mr. Kahane indicated he might seek to engage in the future.

On March 1, 2021, three months after Arkhouse submitted its nomination notice and the initial meeting referred to above, Mr. Mills received a call from Mr. Kahane requesting a meeting regarding Arkhouse, during which Mr. Kahane expressed regret for not being more forthcoming about his and Arkhouse’s intentions and indicated he had been constrained on advice of counsel but that he “wanted to do things right going forward” and discuss his ideas directly with the Company before taking further steps. A meeting was scheduled for March 9, 2021. At the meeting, Mr. Kahane asked Mr. Mills to consider leading a management buyout of the Company, which would be backed by Arkhouse and certain of their investors and that Arkhouse wished to take the Company private. Mr. Kahane did not indicate whether he had adequate financing for such a transaction but stated that he could develop financing if the Company, including management, entered into arrangements with him and helped Mr. Kahane and his firm develop a buyout proposal for the Company. Mr. Kahane encouraged Mr. Mills to pursue such discussions with Arkhouse without the involvement of the Board. Mr. Mills declined these entreaties because he preferred to remain aligned with the stockholders of the Company and avoid Arkhouse’s conflicts of interest rather than pursue or be part of any attempt to capture value not reflected in the Company’s current stock price for his own private benefit or for Arkhouse’s private benefit. All of these conversations were reported by Mr. Mills to the Company’s Independent Chair and to the full Board.
Subsequent to the meeting on March 9, 2021, Arkhouse and the Company, including through their respective representatives, discussed whether Arkhouse would withdraw its control slate. Mr. Kahane affirmed Arkhouse’s interest in pursuing a buyout of the Company or its assets and achieving a privatization of the Company. As part of these discussions, in an effort to avoid a costly and distracting proxy contest (especially where Arkhouse had solely indicated an interest in purchasing the Company or its assets) and given the unusual approach taken by Arkhouse, the Company proposed that Arkhouse have an opportunity to engage on a private basis, including under the protection of a customary confidentiality agreement for a potential transaction. As part of being afforded the opportunity to have such confidential discussions and Arkhouse withdrawing their control slate, Arkhouse would be provided confidential information regarding the Company, as well as access to the Board and the Company’s advisors and management team, including in order to see if they could develop a proposal to be considered. Arkhouse did not accept that invitation, preserving their optionality with respect to running a proxy contest with their control slate to secure a majority of the Board and having publicity that could push the Company into a sale in which Arkhouse could participate. Mr. Kahane also indicated to Mr. Mills that he and Arkhouse were working with affiliates of the Sapir Organization (“Sapir”) (where Mr. Kahane had previously worked) and another entity (which is believed to be 8F Investment Partners Pte. Ltd. (“8F”)) as to certain matters, including as to acquiring additional shares of the Company. Copies or forms of any such agreements, arrangements or understandings were not provided to the Company as part of Arkhouse’s nomination notice or supplements thereto or otherwise until the March 16th supplement nomination notice discussed below. Shortly before midnight on Sunday evening March 14, 2021, nearly a week after the March 8th supplemental notice letter, Arkhouse’s counsel advised that “collectively” the various “parties and their affiliates” now had beneficial ownership of up to approximately 3.3% of the Company’s outstanding shares but did not specify who had acquired such ownership, whether such ownership included acquisitions by Arkhouse’s nominees, when such ownership was acquired, the form and structure of any such ownership or other important information. Arkhouse’s counsel also indicated at such time that the expanded set of group members had entered into an agreement to work collectively to elect Arkhouse’s nominees to the Board but did not disclose that the group’s agreement specifically provided for an attempt to acquire the Company in a transaction and attempt to develop related offers and financing.
In its subsequent supplement nomination notice to the Company provided on March 16, 2021, Arkhouse named Arkhouse Securities LLC, AS8888 LLC (“AS8888”), TSE 88 LLC, 8F, Alex Sapir and Stephane Farouze as additional participants in the solicitation, in addition to the nominees. The supplement nomination notice also disclosed, among other things, that (i) on March 14, 2021, Arkhouse, AS8888 and 8F had entered into a cooperation agreement pursuant to which the parties would work collectively to elect Arkhouse’s nominees and pursue an acquisition of the Company and try to develop offers and financing for such a transaction and (ii) several of the additionally named participants had begun amassing shares of the Company beginning the second week of January 2021, well prior to the Company receiving any updated notices or disclosures concerning such activity. Each of the additionally named participants in the solicitation have extensive prior business and social ties which were confirmed by Messrs. Kahane, Sapir and Farouze.
In none of these discussions did Mr. Kahane express any criticisms or concerns regarding the Company’s business, strategies, management, board composition, governance or any other matters, nor did Mr. Kahane (or other participants) provide any recommendations regarding capital allocation, business priorities or strategies or other matters, and Mr. Kahane (or other participants) did not provide any suggestions for improving the Company’s financial or operating performance. Mr. Kahane also indicated the Company was significantly undervalued and that he and his colleagues wish to be part of acquiring the Company and/or its assets with view to holding such assets in anticipation of a future recovery in the commercial real estate sector.
On March 18, 2021, Arkhouse, together with Sapir, 8F and certain other named participants (collectively, the “bidding group”) issued a public, unsolicited and non-binding proposal (the “proposal”) and an accompanying press release proposing to acquire all outstanding shares of the Company for $19.50 per share in cash. The Company first learned of this proposal from a media source who had been informed of the proposal and later received the proposal from Arkhouse. The proposal was non-binding and subject to various conditions, including among others, due diligence and did not disclose whether committed financing had been secured for the proposed transaction or any terms thereof. The Company publicly confirmed that it would evaluate the proposal. As part of its evaluation, the Company sought a meeting with the bidding group, which occurred on Wednesday, March 24, 2021. At this meeting, which was attended by Mr. Mills, Constance B. Moore, independent Chair of the Board, as well as the Company’s legal and financial advisors, and in follow-up communications, the Company requested further information from the bidding group in order to evaluate their proposal, including customary information regarding debt and equity financing capabilities, sources and certainty, among other matters, which the bidding group had not been in a position to or prepared to share at such time, including because at least one of their potential financing sources insisted on confidentiality before more specific information could be provided. In order to facilitate receipt of such information and as requested by the bidding group, the Company offered to maintain the confidentiality of sensitive non-public financing-related information that the bidding group would provide and enter into a non-disclosure agreement. After receiving the information needed to properly evaluate the bidding group’s proposal, the Board would then be in a better position to determine whether to provide non-public information to the bidding group pursuant to a customary M&A-related confidentiality agreement and continue to consider alternatives. On Thursday March 25, 2021, the Company provided a proposed confidentiality agreement along with a letter to the bidding group and their legal and financial advisors which confirmed the Company’s interest in evaluating the bidding group’s proposal and all paths for creating value (including potential alternatives) and outlined for the bidding group and their advisors the kind of information that would help the Board better assess the bidding group’s proposal, including as to addressing valuation and related assumptions, financing, certainty and conditionality of closing and other matters. The parties subsequently sought to continue discussions regarding such matters. On March 31, 2021, the bidding group provided comments on the confidentiality agreement, and the Company and the bidding group entered into the confidentiality agreement on April 6, 2021. The Company expects to continue to seek constructive engagement with the bidding group as part of evaluating the group’s proposal.
After receiving the nomination notice, the Board conducted due diligence with respect to Arkhouse and its director nominees. Following a review of the background, skills and experiences of each of Arkhouse’s director nominees and consideration of Arkhouse’s engagement and proposals to date, the Board determined to (i) recommend against Arkhouse’s director nominees and (ii) recommend the nominees listed in Proposal 1 — Election of Directors in light of their backgrounds, career experiences and qualifications, as well as their respective contributions to the mix of skills and experiences on the Board.

CORPORATE GOVERNANCE
Committees of the Board of Directors
Our Board has the following committees: Audit Committee, Compensation and Human Resources Committee, Nominating and Corporate Governance Committee, and Investment Committee. The current composition of each of our committees and 2019 meeting attendance are set forth in the table below.

		2020 Meeting Attendance	Audit Committee	Compensation and Human Resources Committee	Nominating and Corporate Governance Committee	Investment Committee
Independent Directors	Constance B. Moore*	100%	●			●
	Carmen M. Bowser	100%	●		●	C
	John L. Dixon	96%	●	●	●
	David B. Henry	100%		●	C
	Murray J. McCabe	96%		C	●
	Michael S. Robb	100%		●		●
	Thomas G. Wattles*	95%	C			●
Non-Independent Director	Francis X. Wentworth, Jr.	100%				●

Executive (Non-Independent) Director	E. Nelson Mills	100%
C - Chair ● - Member * - Audit Committee Financial Expert
The charters of each of the Audit Committee, the Compensation and Human Resources Committee, and the Nominating and Corporate Governance Committee, as well as our Corporate Governance Guidelines, may be accessed on our website at ir.columbia.reit by clicking on the Governance link. These documents are available in print upon request from our Corporate Secretary.
We have a commitment to conduct our business in accordance with the highest ethical principles. Our Code of Business Conduct and Ethics applies to our employees, officers, and directors. A copy of our Code of Ethics and Business Conduct may be accessed on our website at ir.columbia.reit by clicking on the Governance link. It is also available in print upon request from our Corporate Secretary. Each of our Board committees has access to independent counsel to assist in the performance of their duties.
The Audit Committee
The members of the Audit Committee are Thomas G. Wattles (Chair), Carmen M. Bowser, John L. Dixon, and Constance B. Moore. All of the members of the Audit Committee are "independent" as defined by the NYSE and meet the heightened standards for independence set forth in Rule 10A-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and qualify as "non-employee directors" as defined in Section 14 of the Exchange Act. The Board of Directors has determined that each of the members is financially literate and that Ms. Moore and Mr. Wattles satisfy the requirements of the Securities and Exchange Commission ("SEC") for an audit committee financial expert. The Audit Committee held four meetings during 2020.
The Audit Committee's primary function is to assist our Board of Directors in fulfilling its oversight responsibilities by reviewing and reporting to the Board on the integrity of the financial reports and other financial information provided to our stockholders and others, and on our compliance with legal and regulatory requirements. The Audit Committee's responsibilities also include:
•reviewing the qualifications, independence, and performance, and approving the terms of engagement, of the independent auditor;

•overseeing our risk management assessment;
•overseeing the internal audit function and preparing any reports required of the Audit Committee under the rules of the SEC; and
•overseeing our compliance with applicable laws and regulations and for establishing procedures for the ethical conduct of our business.
The Audit Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Audit Committee Charter adopted by our Board of Directors, which was most recently amended in April 2020.
The Compensation and Human Resources Committee
The members of our Compensation and Human Resources Committee are Murray J. McCabe (Chair), John L. Dixon, David B. Henry, and Michael S. Robb. All of the members of the Compensation and Human Resources Committee are "independent" as defined by the NYSE. The Compensation and Human Resources Committee held seven meetings during 2020.
The Compensation and Human Resources Committee has the responsibility and authority to supervise and review our affairs as they relate to the compensation and benefits of our executive officers and directors. In carrying out these responsibilities, the Compensation and Human Resources Committee reviews all components of executive officer and director compensation for consistency with our compensation philosophy, as in effect from time to time, and for alignment with the interests of our stockholders.
The primary responsibilities of our Compensation and Human Resources Committee include:
•reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer;
•conducting an annual review and evaluation of the performance of the Chief Executive Officer in light of those goals and objectives;
•determining the compensation level of the Chief Executive Officer based on such evaluation; and
•overseeing human capital matters.
The Compensation and Human Resources Committee also reviews and approves corporate goals and objectives and approves all compensation for the other executive officers, and approves grants of equity awards to all executive officers and directors under the Company's equity compensation plans. In addition, the Compensation and Human Resources Committee reviews the compensation and benefits of the members of the Board of Directors, including equity-based plans. The Compensation and Human Resources Committee also produces an annual report on executive compensation for inclusion in our proxy statement after reviewing our compensation discussion and analysis. In May of 2020, to reflect an increased focus on human capital matters, the Compensation Committee changed its name to the Compensation and Human Resources Committee.
The Compensation and Human Resources Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Compensation and Human Resources Committee Charter adopted by our Board of Directors, which was most recently amended in May 2020.
Compensation Committee Interlocks and Insider Participation
During 2020:
•none of our executive officers was a director and/or on the compensation committee of another entity where one of that entity's executive officers served on our Board of Directors or the Compensation and Human Resources Committee;
•no member of the Compensation and Human Resources Committee was, during the year or formerly, an officer or employee of the Company or any of its subsidiaries; and
•no member of the Compensation and Human Resources Committee entered into any transaction with our Company in which the amount involved exceeded $120,000.

The Nominating and Corporate Governance Committee
The members of our Nominating and Corporate Governance Committee are David B. Henry (Chair), Carmen M. Bowser, John L. Dixon, and Murray McCabe. All members of the Nominating and Corporate Governance Committee are "independent" as defined by the NYSE. The Nominating and Corporate Governance Committee held four meetings during 2020.
The primary responsibilities of the Nominating and Corporate Governance Committee include:
•identifying individuals qualified to serve on the Board of Directors, consistent with criteria approved by the Board of Directors;
•selecting, or recommending that the Board of Directors select, a slate of director nominees for election by the stockholders at the annual meeting;
•developing and recommending to the Board of Directors a set of corporate governance policies and principles and periodically reevaluating such policies and guidelines for the purpose of suggesting amendments to them if appropriate;
•overseeing the corporate sustainability process and environmental, social, and governance ("ESG") initiatives;
•overseeing an annual evaluation of the Board of Directors and each of its committees; and
•making recommendations to the Board of Directors as to the appointment of chairpersons and members of Board committees.
The Nominating and Corporate Governance Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Nominating and Corporate Governance Committee Charter adopted by our Board of Directors, which was most recently amended in May 2020.
The Investment Committee
The members of the Investment Committee are Carmen M. Bowser (Chair), Constance B. Moore, Michael S. Robb, Thomas G. Wattles, and Francis X. Wentworth, Jr. The Investment Committee held five meetings in 2020.
The primary responsibilities of the Investment Committee include:
•providing input to the Company's executive team regarding the Company's strategic plan and financial strategy;
•reviewing and making recommendations to the full Board with respect to certain types of transactions (including the approval of certain acquisitions, dispositions, joint ventures, and investments), certain long- and short-term financing matters, and the incurrence of significant indebtedness;
•approving unbudgeted capital expenditures exceeding certain thresholds; and
•overseeing property-level environmental impacts.
Director Independence
Our Corporate Governance Guidelines and listing standards of the NYSE require us to have a majority of independent directors. NYSE listing standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with us either directly or as a partner, stockholder, or officer of an organization that has a relationship with us. In February 2021, the Board of Directors reviewed and analyzed the independence of each director. During this review, the Board of Directors examined whether there were any transactions or relationships between directors or their affiliates or immediate family members and the Company, and the substance of any such transactions or relationships. The Board of Directors also considered the enhanced independence requirements of the NYSE listing standards applicable to members of the Compensation and Human Resources Committee and the enhanced independence requirements of Rule 10A-3 of the Exchange Act, applicable to members of the Audit Committee.

As a result of this review, the Board of Directors affirmatively determined that seven of our nine directors serving at the time of the review are independent in accordance with NYSE listing standards and our Corporate Governance Guidelines: Carmen M. Bowser, John L. Dixon, David B. Henry, Murray J. McCabe, Constance B. Moore, Michael S. Robb, and Thomas G. Wattles.
The Board of Directors further determined that all members currently serving on the Audit Committee, Compensation and Human Resources Committee, and Nominating and Corporate Governance Committee are independent, and four of the five members of the Investment Committee are also independent.
Board Leadership Structure
Our Corporate Governance Guidelines provide that the Board has the responsibility to fill the leadership positions of the Chair of the Board and Chief Executive Officer as it deems best for the Company, and that the role of Chair and that of Chief Executive Officer should be separate. Our Corporate Governance Guidelines also provide that the Chair shall be an independent director. Therefore, the positions of Chairman of the Board and Chief Executive Officer are held by separate persons.
Our Board has selected Ms. Moore, an independent director, as Chair of the Board effective December 31, 2020, to succeed Mr. Dixon who had previously served in that capacity since December 31, 2012. Prior to her appointment as Chair of the Board, Ms. Moore served as an independent director since 2017. Our President and Chief Executive Officer is Mr. Mills.
The Board believes that the current structure of separating the roles of Chair and Chief Executive Officer is appropriate and effective for our Company. The Board believes that there are advantages to having an independent Chair of the Board, including:
•communications and relations between the Board, the president and Chief Executive Officer, and other senior leadership;
•assisting the Board in reaching consensus on particular strategies and policies; and
•facilitating robust evaluation processes for senior leadership, the Board, and the Chief Executive Officer.
The Board also believes that the current leadership structure helps to ensure that the appropriate level of oversight, independence, and responsibility is applied to all Board decisions, including risk oversight.
The duties of the independent Chair of the Board include:
•chairing meetings of the Board and executive sessions of the independent directors;
•facilitating discussion outside Board meetings among the independent directors on key issues and concerns;
•serving as non-executive conduit to the Chief Executive Officer of views, concerns, and issues of the directors;
•interacting with external stakeholders, outside advisors, and employees at the discretion of the Board; and
•supporting proper flow of information to the Board to ensure the opportunity for effective preparation and discussion of business under consideration.
The Chair also serves as an information resource for the independent directors and as a liaison between directors, committee chairs, and management.
Executive Sessions of Independent Directors
Our independent directors hold executive sessions without management present as frequently as they deem appropriate, typically at the time of each regular Board meeting. The independent Chair of the Board chairs the executive sessions and, after each session, acts as a liaison between the independent directors and the Chief Executive Officer.

Stockholder Engagement and Outreach
Our commitment to understanding the interests and perspectives of our stockholders is a key component of our corporate governance strategy and compensation philosophy. Throughout the year, we meet with analysts and institutional investors to inform and share our perspective and to solicit their feedback on our performance. During 2020, our executive management team participated in approximately 10 investor outreach events, primarily in the form of virtual conferences and non-deal roadshows, resulting in over 100 investor meetings. Periodically, we hold investor days where our management team and Board members meet with stockholders and analysts to discuss our strategy and performance and respond to questions.
Board, Committee, and Director Performance Evaluations
We recognize the value of a high-performing Board and annually assess the effectiveness of our Board, its committees, and its members. The Nominating and Corporate Governance Committee oversees the process, built on individual interviews with each director and select members of the management team that identify both areas of excellence and opportunities for improvement. Findings are discussed by the full Board and separately in each committee and have helped increase our Board's effectiveness in recent years.
Board Refreshment Principles
Our Nominating and Corporate Governance Committee maintains Board Refreshment Principles, which, together with the findings of our annual program of individual director evaluation process, serve to guide discussions around board nominees and tenure. The Board Refreshment Principles outline factors we consider in order to ensure the evolving needs of the Board are met, and to bring in fresh perspectives, skills, and diversity as needed while maintaining appropriate continuity of institutional knowledge.
Risk Oversight
We are exposed to a wide variety of risks in our business activities, including market, strategic, operational, financial, legal, competitive, and regulatory risks. Our Board of Directors is responsible for oversight of risks facing our Company, while our management is responsible for day-to-day management of risk. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board receives updates in the ordinary course from management and outside advisors regarding risks we face, including litigation and various operating risks, and risk is a regular agenda item at Board meetings. The risk oversight function is also administered through the standing committees of our Board of Directors, which oversee risks inherent in their respective areas of responsibility, reporting to our Board regularly and involving our Board as necessary. Our Board committees oversee certain aspects of risk management as follows:
•The Audit Committee assists the Board in the oversight of our risk management process. Periodically throughout the year, management reports to the Audit Committee regarding risk management. The nature and content of those reports are responsive to the requests of the Audit Committee. The Audit Committee reviews and discusses with management and the independent auditor our major financial risk exposures and any significant non-financial risk exposures (including risks related to capital allocation, strategy and execution, tenants and leasing, and cyber security), and related policies and practices to assess and control such exposures, including our risk assessment and risk management policies. The Audit Committee also reviews the role of the Board in the oversight of our Company's risks. At least once annually, a formal enterprise risk management report is presented by management to the full Board of Directors.
•The Compensation and Human Resources Committee is responsible for overseeing our overall compensation practices, policies, and programs and assessing the risks associated with such practices, policies, and programs, including risks related to the executive officer compensation programs such as those that are attendant to incentive-driven compensation plans.
•The Nominating and Corporate Governance Committee is responsible for overseeing risks related to the composition and structure of the Board of Directors and its committees and our corporate governance, including evaluating and considering evolving corporate governance best practices.

•The Investment Committee assists the Board in the oversight of our portfolio, including risks related to the incurrence of debt, market concentration, asset selection, dispositions, and tenant diversification.
The Board and its relevant committees review with management the risk management practices for which they have oversight responsibility. Further, we believe that our current leadership structure, including that of having an independent Chair, enhances the Board's ability to oversee risk.
Majority Voting Policy
Our Bylaws provide for majority voting in uncontested director elections, under which each director nominee will be elected if he or she receives a majority of the votes cast or represented by proxy. A majority of the votes cast means that the number of shares voted "for" a director must exceed the number of shares voted "against" that director. For 2021, since the director elections are contested, the majority voting policy will not apply, and directors will be elected by a plurality standard.
In order to enhance the power of our stockholders to influence the composition of the Board, our Corporate Governance Guidelines provide that, as a condition to nomination, each director irrevocably agrees to offer to resign if at a meeting of the stockholders relating to an uncontested election for a director's seat on the Board at which a quorum is present, the director receives a greater number of votes "against" than votes "for" such election. The Board shall not nominate or elect any candidate for a seat on the Board unless such candidate agrees to offer to resign as provided in the Corporate Governance Guidelines.
When a director offers to resign in accordance with the agreement, the Nominating and Corporate Governance Committee shall consider the offer of resignation and shall act on the offer within 90 days following certification of the stockholder vote. Any member of the Nominating and Corporate Governance Committee who offers to resign shall not participate in any Nominating and Corporate Governance Committee action regarding whether to accept his or her offer of resignation.
Furthermore, a director who offers to resign shall not participate in any Nominating and Corporate Governance Committee action regarding whether to accept any other director's resignation unless the number of participating directors would be two or fewer, in which case such director may participate in Nominating and Corporate Governance Committee action relating to resignations other than his or her own.
If the Nominating and Corporate Governance Committee rejects an offer of resignation or fails to act within the required 90-day period, it shall promptly disclose the reasons for rejecting the offer of resignation or failing to act on the offer in a Form 8-K. If the Nominating and Corporate Governance Committee accepts a director's offer of resignation, the resignation is effective upon acceptance. An offer of resignation shall expire as to the Nominating and Corporate Governance Committee's ability to accept it upon the earlier of (i) the Nominating and Corporate Governance Committee's rejection of such offer or (ii) on the 91st day following the certification of the relevant stockholder vote.

CORPORATE RESPONSIBILITY
Our Corporate Responsibility Statement
At Columbia, we recognize that our actions have both immediate and far-reaching impacts on our stakeholders, our communities, and the environment. As a team and as individuals, we take responsibility for our actions and are committed to doing the work necessary to ensure these impacts are positive.
Corporate responsibility is fundamental to our business strategy, and we believe that our success requires that corporate responsibility be more than something we do – it must be central to who we are. Critical to our mission is to achieve and sustain business excellence by making the right decisions with integrity, corporate responsibility, and ethics to protect and enhance the interests of our stakeholders: our valuable employees, investors, tenants, and the communities in which we operate.
Our Corporate Responsibility Strategy
To maximize our opportunity to make a positive impact as a company, we focus our corporate responsibility efforts on issues that benefit our stakeholders and the communities in which we do business and engage our partners to meet challenges and bring about change. These issues include climate impact, social equity and justice, safe and healthy work environments, and community support.
We have established corporate responsibility policies to support and measure our success in these efforts:
•We set company goals and targets for environmental, social, and governance initiatives, and consider these goals when evaluating our team’s compensation.
•We have implemented responsible construction, development, and operating practices that align with our goals and objectives.
•We track our performance against these goals and targets and communicate the results in transparent annual disclosures.
•We continuously improve our practices through evaluation and collaborations with our tenants, key stakeholders, neighbors, and industry peers.
In 2020, we published our inaugural report based on our evaluation of potential ESG risks and opportunities relevant for our Company based on the views held by our stakeholders, and aspects of leading ESG frameworks including the Sustainable Accounting Standard Board ("SASB"), the Global Real Estate Sustainability Benchmark ("GRESB"), and the Task Force on Climate-related Disclosures ("TCFD"). To view our ESG and Corporate Responsibility Reports, you can visit our website at www.columbia.reit/responsibility/.

Caring for People in 2020
We have always valued our stakeholders as people, recognizing that our tenants, team, and communities are central to our business operations. This became even more clear in 2020, as the year’s unprecedented events brought even sharper focus to the needs of the people who inhabit our properties, the team members who drive our operations, and the communities with which we share a mutual need for thriving business districts.
We rose to the challenge, finding new ways to serve and care for the needs of each of these vital stakeholders.
•During 2020, we implemented a comprehensive response plan to the COVID-19 pandemic, to ensure that our buildings were prepared to provide a safe, healthy workspace for our tenants and employees.
•Our Columbia Cares Program is focused on achieving our philanthropic vision to enhance the communities where we operate. During 2020, we supported the health of our communities by engaging with local organizations focused on COVID-19 relief efforts.
•We have created wellness programs for our tenants and employees.
•We have developed a formal Diversity, Equity, and Inclusion program to establish a framework to foster a diverse, equitable, and inclusive workplace for our employees.
•We are prepared to welcome more tenants back to our properties and have taken the opportunity to enhance our approach to tenant service and experience, to ensure we continue to deliver best-in-class service and amenities as companies' needs change.
You can read more about how we protected our stakeholders in "Our Covid-19 Response" section of this proxy statement.
Human Capital
We believe that valuing individual differences, maintaining equality, and creating an environment of inclusion across all facets of our business is essential to our continued success. As this relates to employment, we uphold fair and consistent employment practices for all individuals, and we seek employees who offer diverse perspectives as developed through their cultural, academic, and professional backgrounds. We also work to ensure that recruitment, hiring, advancement, compensation, and training practices for all positions and all levels operate with equality and are inclusive of members of underrepresented groups. The following graphs reflect the gender and racial/ethnic diversity of our workforce:
Our Board composition also reflects a commitment to diversity. See "DIRECTOR NOMINEES" for more information. Our Board and Nominating and Governance Committee are committed to proactively consider a diverse collection of backgrounds and relevant experiences in our director candidates.

Managing Our Environmental Impact
Our Sustainability Goals and Targets
The cities Columbia calls home – New York City, San Francisco, Washington D.C., and Boston – have set some of the most stringent emissions reduction regulations in the United States. As an owner and operator of more than 6 million square feet of commercial office space in these markets, we are taking all steps necessary to ensure we meet these requirements, reduce our greenhouse gas (GHG) emissions, and set an example of leadership in the commercial office industry.
In 2020, we established portfolio-wide company targets across five categories – GHG, energy, water, waste, and green building certifications. These targets were based on comprehensive historic performance analysis to ensure each was feasible.
As a result of this process, we have committed to an ambitious net zero carbon emissions target by 2050. We plan to achieve this through ongoing evaluation of our GHG emissions intensity against goal, renewable energy procurement, and strategic energy efficiency initiatives based on information obtained through energy audits, property, and tenant engagement.
Environmental Stewardship
The effectiveness of our current sustainable and responsible operations is evidenced by the recognition our properties have received from some of the most respected third-party organizations that benchmark property efficiency and sustainability.

In addition to LEED and ENERGY STAR, we have achieved additional third-party recognitions that validate our portfolio-wide approach to environmental stewardship and tenant health and safety. We received a Green Star Rating from GRESB, the Global ESG Benchmark for Real Assets, as a first-year respondent in 2020, as well as portfolio-wide certification through the WiredScore rating system for building connectivity and digital infrastructure. Additionally, for 2021, we are pursuing one or both of Fitwel certification and the WELL Health-Safety Rating for properties across our portfolio.

Our Governance Practices
Living out our commitment to corporate responsibility requires good governance at all levels of our organization. Our governance framework is structured around a corporate culture of uncompromising ethics and integrity, proactive risk management, and Board oversight to ensure continued excellence across our organization and promote the long-term interests of our stockholders.
During 2020, our Board has been deeply involved in overseeing our company’s response to the COVID-19 pandemic and the related impacts on our business. They implemented a recurring monthly meeting, at which our senior management provide the Board with an update on Company performance, discuss our ongoing efforts to provide for the safety and well-being of our tenants and team, and provide guidance on further responsive actions.
Our Board’s Role in Corporate Responsibility
Our Board of Directors consistently focuses on our corporate responsibility practices, overseeing our efforts in this crucial area of our business. The Board has entrusted primary oversight of our ESG efforts to the Nominating and Corporate Governance Committee. In carrying out this role, this committee:
•Receives regular quarterly updates from our corporate responsibility working group, which include current areas of focus, progress against goals, and key achievements.
•Provides summarized quarterly updates on corporate responsibility topics to the full Board of Directors.
•Assists our Corporate Responsibility Working Group by implementing board-level actions to drive corporate responsibility and sustainability-focused initiatives, and by providing guidance and input on areas of focus.
Additionally, the Corporate Responsibility Working Group provides an annual update to the full Board of Directors.
The other committees of the Board also play an important role in ESG-related oversight as well:
•The Audit Committee oversees the Company’s Enterprise Risk Assessment process, including environmental and cybersecurity risks.
•The Compensation and Human Resources Committee considers ESG efforts in compensation decisions and oversees human capital Issues. Formerly the "Compensation Committee," this committee changed its name to the "Compensation and Human Resources Committee" in 2020, to reflect an increased focus on human capital matters.
•The Investment Committee considers property-level environmental impacts within our current portfolio, as well as for possible acquisitions and projects.

EXECUTIVE OFFICERS
We currently have five executive officers.

Name	Position(s)
E. Nelson Mills	President — Chief Executive Officer & Director
James A. Fleming	Executive Vice President — Chief Financial Officer
Jeffrey K. Gronning	Executive Vice President — Chief Investment Officer
Kevin A. Hoover	Executive Vice President — Portfolio Management
Wendy W. Gill	Senior Vice President — Chief Accounting Officer
For biographical information about E. Nelson Mills, see "Director Nominees — Information Regarding Nominees" above.

James A. Fleming
Executive Vice President — Chief Financial Officer Age: 62	Mr. Fleming has over 30 years of experience in the real estate industry. He has been our Executive Vice President and Chief Financial Officer since 2013. Prior to joining Columbia in 2013, he was Executive Vice President and Chief Financial Officer of Schottenstein Property Group, a national shopping center owner-operator, from 2011 through 2013. Prior to that, he served as Executive Vice President and Chief Financial Officer of Cousins Properties Incorporated (NYSE:CUZ), a real estate investment trust, from 2004 to 2010. From 2001 to 2004, he held the roles of Senior Vice President, General Counsel, and Secretary with Cousins Properties Incorporated.

Mr. Fleming was a member of the board of directors of Carmike Cinemas, Inc. (NASDAQ:CKEC) from 2009 until it was sold to AMC Theaters in December 2016.

Mr. Fleming earned a B.E.E. degree from Auburn University and a J.D. degree from the University of Virginia.

Jeffrey K. Gronning
Executive Vice President — Chief Investment Officer Age: 53	Mr. Gronning joined Columbia in 2020 from Normandy Real Estate Management, where he was a Partner and co-founder of Normandy Real Estate Funds from June 2005 through January 24, 2020, when Normandy was acquired by Columbia Property Trust. During his 15-year tenure at Normandy, Mr. Gronning co-led the growth of this vertically integrated real estate private equity firm, including the formation of five institutional real estate funds, related joint ventures, and the management of a portfolio totaling over 14 million square feet of property and over $3.5 billion of assets under management. Prior to Normandy, Mr. Gronning held the position of Executive Director and Chief Financial Officer of Morgan Stanley's real estate investing division. During his 12 years at Morgan Stanley, he was responsible for a $13 billion asset portfolio that served more than 100 clients. He was also instrumental in raising over $2.6 billion in capital for the Morgan Stanley Real Estate Funds (MSREF) and integrating the Lend Lease real estate investment business into the company.

Mr. Gronning, a Certified Public Accountant, earned his bachelor's degree in Business/Accounting from Virginia Commonwealth University.

Kevin A. Hoover
Executive Vice President — Portfolio Management Age: 56
Mr. Hoover has more than 30 years of broad-based commercial real estate experience, including portfolio and investment management, capital transactions, marketing, investment analysis and underwriting, and valuation. Prior to his current role, Mr. Hoover served as our Senior Vice President — Portfolio Management and Transactions since 2013. Previously, he served as our Senior Vice President — Real Estate Transactions and Senior Vice President — Portfolio Management. Mr. Hoover joined Wells Real Estate Funds in 2004. There he served as the co-head of the Asset Management team and as Portfolio Manager for various Wells Real Estate Funds-sponsored products. He also served as a Principal of Equity Portfolio Management for Lend Lease Real Estate Investments and as a Manager of Real Estate Valuation/Advisor Services Practice for Price Waterhouse.

Mr. Hoover earned a B.B.A. degree in Real Estate from the University of Georgia.

Wendy W. Gill
Senior Vice President — Chief Accounting Officer Age: 46
Ms. Gill has over 20 years of experience in the accounting and finance industries. Ms. Gill has been our Senior Vice President — Chief Accounting Officer since 2013. In addition, from 2013 to 2019 she also served as our Senior Vice President – Corporate Operations, and during early 2013, she served as our interim Principal Financial Officer. Previously, Ms. Gill worked with Wells Real Estate Funds for 11 years in successive roles until her appointment as Chief Accounting Officer in 2007. Prior to joining Wells Real Estate Funds, Ms. Gill served real estate clients as an audit manager at Arthur Andersen.

Ms. Gill is a certified public accountant, and earned a B.S. degree in Accounting from the University of Delaware.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows, as of March 2, 2021, the amount of our common stock and operating partnership units beneficially owned by our directors, our NEOs, and all of our directors and executive officers as a group, and persons who beneficially owned more than 5% of the shares of common stock as of March 2, 2021. In addition, a person is deemed to beneficially own shares if that person has the right to acquire such shares within 60 days of March 2, 2021. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and dispositive power. None of our executive officers or directors holds any of our stock subject to pledge.

	Amount and Nature of Beneficial Ownership
	Common Stock		OP Units(1)
Name and Address of Beneficial Owner(2)	Number of Shares	Percentage	Number of Units	Percentage
Carmen M. Bowser	20,253	*	—	—
John L. Dixon	57,404	*	—	—
James A. Fleming(3)	198,903	*	—	—
Wendy W. Gill(3)	80,428	*	—	—
Jeffrey K. Gronning(3)	48,576	*	477,096	*
David B. Henry	20,253	*	—	—
Kevin A. Hoover(3)	106,926	*	—	—
Murray J. McCabe	29,155	*	—	—
E. Nelson Mills(3)	576,152	*	—	—
Constance B. Moore	24,577	*	—	—
Michael S. Robb	22,638	*	—	—
Thomas G. Wattles	33,565	*	—	—
Francis X. Wentworth, Jr.	11,627	*	477,096	*
All directors and executive officers (15 persons)	1,230,457	*	954,192	*
5% Stockholders:
The Vanguard Group(4)	15,972,934	14.0%	—	—
BlackRock, Inc.(5)	11,263,051	9.8%	—	—
Invesco Ltd.(6)	5,814,487	5.1%	—	—
JPMorgan Chase & Co.(7)	5,787,298	5.0%	—	—
*    Less than 1% of the outstanding common stock.
(1)Mr. Gronning and Mr. Wentworth were issued Series A Convertible, Perpetual Preferred Units of limited partnership interest ("OP Units") in Columbia OP in connection with the Normandy Acquisition. The OP Units vest over three years, with 65% that vested at closing of the Normandy Acquisition, 15% vesting on the first anniversary of closing, 10% vesting on the second anniversary of closing, and 10% vesting on the third anniversary of closing, subject in each case to the holder being employed by the company or Columbia OP. The OP Units may be converted into common units of limited partnership interest in Columbia OP ("Common Units"), and the Common Units may be exchanged for shares of common stock, par value $0.01 per share, of Columbia Property Trust, Inc. Amounts shown here represent the OP Units that have vested or that may vest within 60 days of March 2, 2021.
(2)Address of each named beneficial owner is c/o Columbia Property Trust, Inc., 315 Park Avenue South, New York, New York 10010. For purposes of the table, and in accordance with SEC rules, shares of common stock are considered "beneficially owned" if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to divest or direct the divestment of the securities. A person is also considered to beneficially own shares of common stock that such person has the right to acquire within 60 days of March 2, 2021.
(3)Includes unvested shares as follows: Mr. Fleming — 54,727; Ms. Gill — 29,226; Mr. Gronning — 36,748; Mr. Hoover — 35,786; and Mr. Mills — 182,834.
(4)As of December 31, 2020, based solely upon information provided in a Schedule 13G/A filed with the SEC on February 10, 2021, The Vanguard Group beneficially owned 15,972,934 shares of common stock, 15,518,889 of which it has sole dispositive power with respect thereto, and none of which it has sole voting power with respect thereto. The business address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(5)As of December 31, 2020, based solely upon information provided in a Schedule 13G/A filed with the SEC on February 5, 2021, BlackRock, Inc. beneficially owned 11,263,051 shares of common stock, all of which it has sole dispositive power with respect thereto, and 10,996,772 of which it has sole voting power with respect thereto. The business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(6)As of December 31, 2020, based solely upon information provided in a Schedule 13G filed with the SEC on February 16, 2021, Invesco Ltd. beneficially owned 5,814,487 shares of common stock, all of which it has sole dispositive power with respect thereto, and 3,787,297 of which it has sole voting power with respect thereto. The business address for Invesco Ltd.. is 1555 Peachtree Street NW, Suite 1800, Atlanta, GA 30309.
(7)As of December 31, 2020, based solely upon information provided in a Schedule 13G filed with the SEC on January 11, 2021, JPMorgan Chase & Co. beneficially owned 5,787,298 shares of common stock, 5,782,198 of which it has sole dispositive power with respect thereto, and 1,564,125 of which it has sole voting power with respect thereto. The business address for JPMorgan Chase & Co. is 383 Madison Avenue, New York, NY 10179.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
The following Compensation Discussion and Analysis explains our compensation philosophy, objectives, policies and practices, and the decisions made with respect to compensation for 2020 for our Chief Executive Officer, Chief Financial Officer, and three other executive officers, to whom we refer collectively as our named executive officers ("NEOs"), as determined in accordance with applicable SEC rules.
Our NEOs for 2020 were:

E. Nelson Mills	Chief Executive Officer and President
James A. Fleming	Executive Vice President — Chief Financial Officer
Jeffrey K. Gronning	Executive Vice President — Chief Investment Officer
Kevin A. Hoover	Executive Vice President — Portfolio Management
Wendy W. Gill	Senior Vice President — Chief Accounting Officer
Compensation Philosophy and Objectives
We seek to provide competitive, market-based compensation for our executives while also permitting us the flexibility to differentiate pay based on actual performance. We place significant emphasis on annual and long-term, performance-based incentive compensation, including cash and equity-based incentives, which are designed to reward our executives based on the achievement of predetermined corporate performance measures.
The objectives of our executive compensation programs are to attract, retain, and motivate talented executives; to provide incentives for the attainment of short-term operating objectives; and to use a pay-for-performance approach to reward the achievement of long-term objectives that are consistent with our strategic focus on growth, operations, and stockholder returns.
Understanding the interests and perspectives of our stockholders is a key component of our compensation philosophy and objectives. We regularly meet with analysts and institutional investors to share our perspective and to solicit their feedback on our performance.
In addition, our Compensation and Human Resources Committee chairman has solicited feedback on our compensation program from investors from time to time.

Alignment of Pay for Performance
Our Compensation and Human Resources Committee has devoted considerable time and effort to creating and maintaining alignment between pay and performance, and views the performance criteria requirements for our STIC and LTIC as an important feature in aligning management incentives with stockholder performance, especially for our CEO. 60% of our CEO's pay is incentive-based and only earned upon meeting specific performance criteria established annually by our Board of Directors.

For 2020, the Company met or exceeded several of its financial goals, but principally due to market conditions as a result of the COVID-19 pandemic, it did not meet the objectives established at the beginning of 2020 for leasing and other transactions. Based on our evaluation of these accomplishments, our CEO earned a bonus under the STIC plan equal to 79.6% of target. Further, in 2020, we outperformed our high-barrier office REIT peers, but we underperformed the broader FTSE NAREIT Equity Office Index against which our performance LTIC is measured. As a result, our three-year performance awards resulted in 54.4% of target in 2020, and at 73.6% of target in 2019, which further demonstrates our alignment of pay for performance.

LOWEST	79.6%	Year-over-Year	〉
Short-Term Incentive Payout		DECLINE(1)		62.0%
Since Public Listing (2013)		in STIC			(2)	REALIZED

LOWEST	54.4%	Performance-Based LTI Target		of Total Incentive Compensation
Long-Term Incentive Payout
Since Public Listing (2013)
(1)STIC payouts as a percent of Target declined by 56.3%, from 135.9% for 2019 to 79.6% in 2020.
(2)Includes payouts as a percentage of Target earned in 2020 for base salary, STIC, and LTI compensation.
Compensation Plan Changes
We routinely incorporate changes to our compensation program to improve and maintain the quality of the alignment of pay for performance within our compensation program. Over the past several years, we have made a number of meaningful adjustments to our pay system based on feedback received from our analysts and institutional investors which are summarized below:

2017		2019	2020
LTIC Plan Changes:		•Base Salary — no increases for CEO or CFO from 2018
•LTIC Plan — implemented a negative TSR modifier. If TSR is negative, and the earned payout would otherwise exceed the target by 20% or less, then the payout will be reduced to target. If TSR is negative, and the earned payout would otherwise exceed the target by more than 20%, then the payout will be reduced by 20% of target.

—	converted from a one-year performance period to a three-year performance period
•STIC Plan — increased objective metrics from 33% to 67% of total metrics
—	eliminated all discretion, and measured performance based on relative TSR

•LTIC Plan — increased target performance hurdle from 50th percentile to 55th percentile of index

—	increased % of the plan payout based on performance from 52.5% to 65%

—	reduced maximum payout for performance plan from 200% of target to 150% of target

2020 Overview
The Company started 2020 on strong footing as we had just completed a portfolio repositioning that began several years before, and had announced our intention to acquire Normandy (closed January 2020), which would significantly bolster our development capabilities and access to capital, both of which would be integral to furthering our strategy. We acquired Normandy, a vertically integrated real estate company with development capabilities and an asset management fee business, focused in New York, Boston, and Washington, D.C., for approximately $100 million, excluding transaction costs. The Normandy Acquisition has significantly grown the Company's core market presence, especially in New York, and strengthened the Company's platform, enhanced its operational capabilities, and expanded its access to capital. In connection with integrating Normandy into Columbia, we took steps to realize a number of operational synergies as well, which resulted in reducing our total combined workforce by 7% in December 2020. For the first time since Columbia listed its shares on the NYSE in 2013, the Company has considerably increased the depth and breadth of its resources by increasing its workforce from 93 at the beginning of 2020 to 160 employees at year end. Throughout the year, our enhanced talent pool had been fully engaged on existing development and redevelopment projects, leasing transactions, deal sourcing, and capital sourcing.
On March 11, 2020, the World Health Organization announced that the disease caused by a novel strain of coronavirus (COVID-19) had become a pandemic. Response to the COVID-19 pandemic led to aggressive actions to reduce the spread of the disease, which seriously disrupted activities in large segments of the economy, including in the local economies where we operate. The disruptions experienced in New York and San Francisco, our two largest markets, were particularly severe in that both cities were placed under extended stay-at-home orders during 2020. The health and safety of our employees, tenants, and communities continues to be our utmost concern. We have implemented extensive air filtration, cleaning, and safety protocols at our properties to safely bring our tenants and employees back to work. The long-term impact of the pandemic on the Company remains uncertain and will depend on various factors, including the scope, severity, and duration of the pandemic, the effectiveness and duration of actions taken by authorities to contain the pandemic, the availability and effectiveness of vaccines or other treatments, and the degree to which work-form-home trends continue.
Notwithstanding the unprecedented market conditions experienced from COVID-19, our financial performance remained strong throughout 2020. Our operating performance has not been materially impacted by COVID-19 to date as our portfolio has remained well-leased (94.2% as of February 28, 2021) with limited near-term rollover (approximately 7% expected in remainder of 2021 and 7% in 2022); and our rent collections level was very high in 2020 (averaging 98% each month for past year). Our Same Store NOI (based on cash rents)(1) grew by 8.7% during 2020 due to leasing activities, and our overhead costs remain in line with peers following the Normandy Acquisition.
The Compensation and Human Resources Committee opted to subjectively evaluate performance for a portion of the 2020 STIC plan metrics to take into account the effect that COVID-19 has had specifically on the team’s ability to execute leases and capital transactions. See "2020 STIC Performance Metrics — Corporate Performance Metrics" section for details.
Proactively, prior to the COVID-19 pandemic, the Compensation and Human Resources Committee altered the 2020 LTIC plan to further align our executives' incentives with our stockholders' interests, by incorporating a negative TSR modifier that reduces payouts by up to 20% when the Company's TSR is negative. See "2020 LTIC Performance Component" section for details.

(1)Same Store NOI (based on cash rents) is a non-GAAP measure. See "Reconciliations" attached as Appendix B for additional details.

2020 Compensation Policies and Highlights
We believe our compensation programs encourage executive decision-making that is aligned with the long-term interests of our stockholders. Key points are as follows:

☑	☑ What We Do		☒ What We Don't Do
☑	Align Pay with Performance — 60% of our CEO pay and 52% of our NEO pay is performance-based and at-risk.	☒	No Uncapped Award Payouts — Incentive awards include minimum and maximum performance thresholds with funding based on actual results measured against pre-established, clearly defined goals.
☑	Substantial Stock Component — 68% of our CEO pay is in restricted stock.
☑	Balanced Compensation Mix — Plan provides a balance between cash and equity, short-term and long-term performance, and fixed and variable pay.	☒	No Hedging/Pledging of Company Stock — Employees, officers, and directors are prohibited from hedging or pledging our stock.
☑	Negative TSR Modifier — For performance awards made during and after 2020, negative absolute TSR will result in reduced payouts, even if TSR remains on par with our peers.	☒	No Tax Gross-Ups or Single-Trigger Vesting — Severance plan requires a "double trigger" for the payment of severance compensation. Our severance plan does not provide tax gross-ups.
☑	Varied and Rigorous STIC Performance Metrics — our STIC featured ten quantitative metrics to evaluate executive performance with reference to multiple criteria aligned with our business plan.	☒	No Dividends on Unvested Performance-Based Awards — We do not pay dividends on unvested performance-based equity awards.
☑	Robust Stock Ownership Guidelines — 6.0x base salary for our CEO, 3.0x base salary for our CFO and CIO, and 2.0x base salary for our other executives and senior officers.
☑	Annual "Say-on-Pay" Vote — Annual non-binding advisory vote to approve compensation paid to our NEOs.
☑	Clawback Policy — Recovery of equity awards and incentive compensation paid to NEOs in the event of a material restatement of our financial results.
☑	Independent Compensation Consultant — Retained by the Compensation and Human Resources Committee. Independence reassessed annually.
☑	Annual Review of Compensation — Compensation programs reviewed annually by the Compensation and Human Resources Committee with input from compensation consultant.
☑
Annual Compensation Risk Assessment — Compensation and Human Resources Committee reviews our incentive compensation plans each year to ensure design creates and maintains stockholder value and does not encourage excessive risk taking.

Role of the Chief Executive Officer in Determining Compensation
Our Chief Executive Officer consulted with the Compensation and Human Resources Committee regarding 2020 compensation levels for each of our NEOs (except for himself) after taking into account input provided by FPL Associates, Inc. ("FPL"), the consulting firm engaged by our Compensation and Human Resources Committee. Our CEO annually reviews the performance of each of the other NEOs. Based on this review, he makes compensation recommendations to the Compensation and Human Resources Committee with respect to the executive officers, including recommendations for performance targets, salary adjustments, annual cash bonuses, and long-term equity-based incentive awards. Although the Compensation and Human Resources Committee considers these recommendations along with input provided by its advisors, it retains full discretion to set all compensation for the executive officers.
Role of the Compensation Consultant
Our Compensation and Human Resources Committee engaged the services of FPL, a nationally recognized compensation consulting firm specializing in the real estate industry, to assist us with executive compensation information and advice. As part of FPL's engagement in 2020, FPL provided competitive market compensation data and conducted a competitive benchmarking analysis of the executive officers and provided information about compensation trends across the industry. An FPL consultant attends certain Compensation and Human Resources Committee meetings as requested by the Compensation and Human Resources Committee. FPL has not been engaged by management to perform any work on its behalf.
Compensation Consultant Independence Assessment
In 2020, in connection with the engagement of FPL, we requested and received information from FPL addressing its independence and potential conflicts of interest, including the factors enumerated in the NYSE listing standards. Based on an assessment of these factors, as well as information gathered from directors and executive officers addressing business or personal relationships between directors or executive officers and the consulting firm or the individual consultants, the Compensation and Human Resources Committee concluded that FPL is independent and that the work of the consultant did not raise any conflicts of interest.
Compensation Levels Compared to the Competitive Market
The Compensation and Human Resources Committee uses competitive market data, along with other information provided by FPL and input from management, to establish base salaries and target annual cash bonuses and levels of equity award opportunities for our executive officers. The Compensation and Human Resources Committee does not set compensation based on any specific data point, but rather uses the market median as an initial reference point. FPL provides competitive market compensation data for a group of peer companies, which includes public REITs primarily focused in the office sector. This compensation peer group is established each year based on selected criteria, including the size of the company, the type of investments and portfolio reach, and companies with which we compete for talent and investment dollars. As part of the 2020 annual review of the compensation peer group, we added CareTrust REIT and RPT Realty and removed Douglas Emmett, Inc. and Hudson Pacific Properties. Inc.

—	Douglas Emmett, Inc.	+	CareTrust REIT
—	Hudson Pacific Properties, Inc.	+	RPT Realty

The Committee opted to remove Douglas Emmett, Inc. and Hudson Pacific Properties, Inc., even though they operate in the same sector (office) and are used to benchmark our performance because we directly compete with them (see next section), due to their size relative to the Company (each exceeds twice the Company's total capitalization). While CareTrust REIT and RPT Realty have smaller market capitalizations and footprints than the Company, both operate and employ personnel in markets similar to the ones in which we operate and have been included to help further balance the peer set to include both larger, and in this instance, smaller companies. The Committee will continue to revisit the composition of the peer group to ensure the constituents are reasonable and appropriate.

For 2020, our market peer group for target compensation levels consisted of the following 12 companies:

Brandywine Realty Trust	Highwoods Properties, Inc.
CareTrust REIT	Mack-Cali Realty Corporation
Corporate Office Properties Trust	Paramount Group, Inc.
Cousins Properties Incorporated	Piedmont Office Realty Trust, Inc.
Easterly Government Properties, Inc.	RPT Realty
Equity Commonwealth	Washington REIT
At the time of the study, the market peer group companies listed above ranged in size, defined by total capitalization, from approximately 0.5X to 2X of our total capitalization.
We have used the market peer group only to review target levels of compensation for our executive officers. Instead of measuring our performance against this group, we benchmark our performance against the broader group of companies in the FTSE Nareit Equity Office Index. While a number of the companies in that index are larger than our Company, and therefore not necessarily appropriate in comparing target compensation levels, many of them operate in our key markets and are therefore better aligned with our business strategy than our 12-company market peer group.

Elements of Compensation
The following is a discussion of the base salary, short-term cash incentive compensation, and long-term equity compensation for the NEOs for 2020. In determining compensation, the Compensation and Human Resources Committee considered the following guiding principles:

	Component	Objective	Key Features
Fixed Compensation	Base Salary	To provide salary levels sufficient to attract and retain our executives	●	Provides a minimum fixed level of cash compensation
			●	Pay reflects time spent on day-to-day business activities
			●	Varies based on individual's role/job scope, experience, internal pay equity, comparison to the market, and tenure
	Long-Term Incentive Fixed (Equity)	To provide future compensation in the form of equity to retain our executives	●	Equity plan includes an additional retention mechanism due to vesting; promotes alignment with stockholders
Variable Compensation	Long-Term Incentive Performance (Equity)	To promote executive retention and create an ownership culture that closely aligns the interests of our executives with those of our stockholders	●	Provides incentive for the achievement of long-term value creation relative to the market
			●	Equity program includes an additional retention mechanism due to vesting; promotes alignment with stockholders
	Annual Incentive (Cash)	To encourage the pursuit of annual goals that will benefit the Company and stockholders in both the short- and long-term	●	Provides incentive for the achievement of annual Company financial and operational goals, along with individual goals
			●	Determination includes both objective and subjective criteria
The following charts show the breakdown (1) for our Chief Executive Officer and President, as well as our other NEOs, at target levels for 2020:

E. Nelson Mills Chief Executive Officer and President	Other Named Executive Officers(1)

(1)Reflects the simple average of the components of compensation for our NEOs, excluding our CEO. Compensation breakdown excludes the OP Units Issued in the Normandy Acquisition. See "Summary Compensation Table" for more information.
Compensation for each of the NEOs is evaluated annually by the Compensation and Human Resources Committee, based on a number of factors, including (1) comparable peer data for similar roles within the industry, (2) the performance of the NEO and his or her overall contribution to the Company, (3) the recommendation of the CEO (for all NEOs except for himself), (4) the experience of the NEO in his or her role and at the Company, (5) an evaluation of additional responsibilities taken on during the year or to be taken on in the coming year, and (6) an evaluation of overall compensation with respect to the various aspects of cash compensation, short-term compensation, and long-term compensation to appropriately motivate and retain each NEO. Peer data is reviewed annually by the Compensation and Human Resources Committee and is taken into consideration when compensation decisions are made. In December 2019, considering these factors, the Compensation and Human Resources Committee set base salary for 2020 and the targets for short-term and long-term incentive compensation for 2020. There have been no further salary or target increases for our CEO during 2020 or 2021. The overall goal for the Compensation and Human Resources Committee is to align the total target compensation for each NEO to the appropriate level, taking into account the factors listed above, and further described below.
Base Salary
The Compensation and Human Resources Committee believes that payment of a competitive base salary is a necessary element of any compensation program. Base salary levels also affect the short-term cash incentive compensation because each NEO's target opportunity is expressed as a percentage of base salary.
In December 2019, in order to set 2020 base salaries, the Compensation and Human Resources Committee considered, among other things, market data provided by the compensation consultant, comparability to compensation practices of other office REITs of similar size, and our financial resources, as well as level of experience and expertise of individuals. Additionally, to determine 2020 base salary, the Compensation and Human Resources Committee considered the additional opportunities and challenges of leading a more complex company as a result of the Normandy acquisition and that we had just completed a year where we significantly met or exceeded our strategic and operational objectives. No particular weight was assigned to any individual item. The Compensation and Human Resources Committee approved increases to the base salaries for all of the NEOs in connection with a compensation benchmarking analysis prepared by FPL for each of the NEOs.

The following table shows the 2020 annual base salaries approved by the Compensation and Human Resources Committee in December 2019 for each of the NEOs, along with the corresponding 2019 annual base salaries and percent increases.

Name	2020 Annual Base Salary ($)	2019 Annual Base Salary ($)	% Increase
Mr. Mills	850,000	824,000	3.2
Mr. Fleming	635,000	530,450	19.7
Mr. Gronning(1)	750,000	—	—
Mr. Hoover	535,000	490,000	9.2
Ms. Gill	412,000	400,000	3.0
(1)Mr. Gronning was appointed as an NEO during 2020.

2020 base pay was increased for Mr. Hoover and Mr. Fleming to reflect expanded responsibilities assumed by both in connection with the Normandy Acquisition and better align with market practices. Mr. Gronning was employed by Normandy prior to the acquisition and joined the Company on January 24, 2020. The increases for Mr. Mills and Ms. Gill were market increases. Mr. Mills' base salary did not increase in the previous year.
Short-Term Cash Incentive Compensation Plan
In December 2019, the Compensation and Human Resources Committee approved the following target cash incentives for NEOs under the 2020 STIC plan, shown below in comparison to the corresponding amounts for 2019:

Name	2020 Target as a Percentage of Base Salary	2019 Target as a Percentage of Base Salary	Change
Mr. Mills	100%	100%	—
Mr. Fleming	100%	100%	—
Mr. Gronning	100%	n/a(1)	—
Mr. Hoover	100%	85%	15.0%
Ms. Gill	85%	85%	—
(1)Mr. Gronning was not employed by the Company prior to the Normandy Acquisition, which closed on January 24, 2020.
Mr. Hoover’s 2020 STIC target was increased as a result of his promotion to Executive Vice President in connection with assuming expanding responsibilities following the Normandy Acquisition.
The Compensation and Human Resources Committee approved the allocation of the STIC plan award opportunity between corporate performance metrics (67%) and individual performance metrics (33%) for our senior officers, including our NEOs. Under the STIC plan, the actual amounts earned may be greater or less than target, based on actual performance against the objectives set by the Compensation and Human Resources Committee. The maximum amount any executive can earn under the STIC plan is capped at 150% of target.
2020 STIC Performance Metrics — Corporate Performance Metrics
In February of 2020, the Compensation and Human Resources Committee established corporate performance metrics for the 2020 STIC plan that included 10 quantitative metrics, which were rigorous in that they were set at or slightly above our annual business plan, at levels that were considered achievable, but not without strong effort. The 2020 Corporate Performance Metrics included a new quantitative metric to align compensation and incentives with the Company's evolving strategic vision. The metric 'Capital Projects' was added to create direct accountability for the Company's increased focus on development and redevelopment projects.
From 2019 to 2020, target Normalized FFO increased from $1.39 per share to $1.49 per share due to the effects of leasing activity experienced in 2020; while same-store net operating income declined slightly due to property sales and an increased focus on development and redevelopment projects, which offer greater long-term growth potential, but do not contribute to current earnings.
COVID-19 Impact
The COVID-19 pandemic significantly disrupted the global economy and the local economies in which our properties are located. Business in New York and San Francisco, our two largest markets, was severely restricted this year. These cities were placed under extended stay-at-home orders for a considerable portion of 2020, which presented extremely challenging conditions under which to lease space and to execute real estate transactions. Following the ordinary course establishment of 2020 Corporate Performance Metrics in February 2020, the Compensation and Human Resources Committee closely monitored the effect of the COVID-19 pandemic on the Company’s near-term priorities and on its ability to achieve the transactions and leasing goals established before the pandemic.
The Compensation and Human Resources Committee also monitored the extraordinary efforts of the Company’s management to safeguard the Company's properties and tenants, to monitor and prioritize rent collections, and to negotiate necessary relief for certain tenants in the form of lease modifications. The Compensation and Human Resources Committee believes that while these activities may not be directly captured by the original 2020 Corporate Performance Metrics established in February 2020, they significantly contributed to the Company’s operations and financial performance in both the near and long-term.
The following table sets forth metrics; weight; and low, target, and high goals; as well as actual results, under the 2020 STIC for the corporate performance metrics:

Original Metrics	Weight	Low	Target	High	Actual
FINANCIAL
Normalized FFO per share(1)	11.3%	$1.44	$1.49	$1.54	$1.52
Same Store NOI — GAAP(2)	11.3%	$233.8 million	$246.1 million	$258.4 million	$244.3 million
Calculated value of recently acquired properties(3)	11.2%	(10)%	—%	10%	(8.5)%
Portfolio G&A expense(4)	7.5%	$34.3 million	$32.7 million	$31.0 million	$31.6 million
TRANSACTIONS
Dispositions	9.6%	$250 million	$500 million	$750 million	$258 million
New investments	9.6%	$250 million	$500 million	$750 million	$150 million
Raise new capital	9.6%	$250 million	$500 million	$750 million	$180 million
LEASING
Lease vacant space and 2020 expirations (square footage)	12.4%	200,000	275,000	350,000	102,177
Renew/Restructure leases with expirations 2021 and beyond (square footage)	10.0%	125,000	250,000	400,000	98,179
Capital projects (% of completion)	7.5%	65%	73%	80%	70.5%
(1)Normalized FFO per share is calculated by starting with FFO, as defined by Nareit, and adjusting for certain non-recurring items, including: acquisition and restructuring costs, impairment losses, and non-cash compensation expense – OP Units. This is calculated consistently with our reported earnings. See the "Reconciliations" attached as Appendix B for additional details regarding non-GAAP measures.
(2)Same Store NOI — GAAP is calculated as rental income and other property revenues, less property expenses, for the properties that were continuously owned and operated for the entirety of each quarterly reporting period. See the "Reconciliations" attached as Appendix B for additional details regarding non-GAAP measures.
(3)Calculated value as of December 31, 2020 of all properties (at CXP share) acquired after January 1, 2018, compared to original underwriting.
(4)Target and Actual amounts include 2020 STIC payments at actual levels.
Overall, the Company met its "FINANCIAL" objectives for the year, including above-target normalized FFO and below-target portfolio G&A expense. However, as the pandemic continued; market dynamics rendered the original "TRANSACTIONS" and "LEASING" goals of the program increasingly difficult to achieve (e.g. stay-at-home orders in New York and San Francisco significantly interrupted our ability to lease space and to execute real estate transactions). In the Compensation and Human Resources Committee's view, the challenges in meeting the "TRANSACTIONS" and "LEASING" goals were driven by the general and local economic impacts of the pandemic, and not reflective of underperformance by management. Over the course of 2020, the Compensation and Human Resources Committee had regular dialogue with the Company's management regarding their efforts and challenges in addressing COVID-19, including the possibility of lowering the targets for "TRANSACTIONS" and "LEASING" goals to more achievable levels in the current environment, but still with significant stretch. After careful deliberation, the Committee determined to maintain many of the corporate metrics established at the beginning of 2020 and exercise its discretion to apply an adjustment factor to reflect the management team's contributions and efforts during the unprecedented disruptions of the COVID-19 pandemic, specifically given the difficulty of reaching the "TRANSACTIONS" and "LEASING" goals. Applying the adjustment factor to the amounts shown above increased the overall payout level, assuming target-level individual performance, to approximately 73%; whereas the original metrics would have yielded an overall payout rate, assuming target-level individual performance, of 61%. In making this adjustment, the Compensation and Human Resources Committee considered four factors:
•The "TRANSACTIONS" and "LEASING" goals established in early 2020 before the COVID-19 pandemic might have been achievable if management was willing to accept significantly less favorable terms than in past years. Instead, in 2020, the Company's executives took a long-term view by selectively pursuing leases and transactions that management believed would optimize the Company's value creation opportunities over the long-term. We believe this approach protected the interests of the Company's shareholders.
•Upon the onset of COVID-19, the Company's executives focused significant time and effort on tenant communications, collections, and collection monitoring in order to achieve the best financial results. Although this was not a goal set at the beginning of the year, it bore substantial fruit, helping the Company meet or exceed all "FINANCIAL" metric objectives for 2020.
•Even though it was not a stated goal or compensation metric in 2020, the Company also devoted significant time and effort to improving the Company's ESG and DEI monitoring, reporting, and policies. This has resulted in meaningful improvements in the Company’s scores in these areas and is expected to attract and retain investors in the future.
•Because of these efforts, the Company's total shareholder return for 2020, although negative, was better than that of any other public company that operates office buildings in the Company’s markets(1).
(1)Other public companies operating office buildings in the Company's markets referenced here are BXP, ESRT, HPP, KRC, PGRE, SLG, and VNO.
2020 STIC Plan Performance Metrics — Individual Performance Metrics
In 2020, the Compensation and Human Resources Committee allocated 33% of target award opportunities under the STIC Plan to Individual Performance Metrics. The Compensation and Human Resources Committee considers the individual component of the STIC Plan an important aspect of the Company's Compensation Program. There is an intrinsic lag between management's ability to achieve short-term goals, and the Company's ability to generate long term shareholder returns from a combination of growing cash flows and appreciation in property values. The Compensation and Human Resources Committee relies on the individual component of the STIC Plan to hold management accountable for taking near-term steps to advance the Company's primary strategic objectives. For the purpose of determining individual performance under the 2020 STIC plan, our NEOs' performance was evaluated based on an assessment of the progress made towards the Company's 2020 goals and objectives as further explained below:
E. Nelson Mills
Mr. Mills successfully executed the Company's business plan and advanced the Company's strategy in 2020. Mr. Mills successfully led the acquisition of Normandy Real Estate Management, which has strengthened the Company's platform, operating capabilities, and access to capital. Under his leadership, in 2020, the Company also successfully addressed the challenges presented by COVID-19, including managing key tenant relationships, protecting our properties and tenants by rolling out extensive logistics protocols focused on safety, and regularly communicating with all of the Company's key constituencies, and significantly advancing the Company's ESG initiatives. Further, Mr. Mills effectively led the senior management team and resources in the achievement of objectives impacting all areas of the business. The Compensation and Human Resources Committee determined that Mr. Mills' performance exceeded his objectives and assessed his Individual Performance Metric at 119% of target, which resulted in a bonus payout equal to 79.6% of target for 2020.
James A. Fleming
Mr. Fleming successfully executed the Company's business plan and advanced the Company's financial strategy in 2020. Mr. Fleming provides strategic oversight to the management of the Company's capital resources and investor relationships, and was actively involved in the execution of the Company's portfolio strategy in 2020. Under his leadership, the Company actively engaged with stockholders and other constituencies to communicate the Company's results and strategic vision. In 2020, Mr. Fleming played a key role in executing the Normandy Acquisition described above. Further, Mr. Fleming supported the rest of the senior management team in the achievement of the Company's objectives in other areas of the business. The Compensation and Human Resources Committee determined that Mr. Fleming's performance exceeded his objectives and assessed his Individual Performance Metric at 119% of target, which resulted in a bonus payout equal to 79.6% of target for 2020.
Jeffrey K. Gronning
Mr. Gronning successfully executed the Company's business plan and advanced the Company's investment strategy in 2020. Mr. Gronning provides strategic oversight to management capital allocation decisions and the Company's asset management business. Under his leadership, the Company expanded its joint venture relationship with an existing partner by selling a 45% interest the 221 Main Street property in San Francisco in October 2020. In 2020, Mr. Gronning supported the rest of the investment management team in the achievement of the Company's investment objectives. The Compensation and Human Resources Committee determined that Mr. Gronning's performance exceeded his objectives and assessed his Individual Performance Metric at 119% of target, which resulted in a bonus payout equal to 79.6% of target for 2020.
Kevin A. Hoover
Mr. Hoover successfully provided strategic oversight to managing the Company's portfolio of assets and real estate transactions, which includes underwriting and executing new investments and dispositions. In 2020, Mr. Hoover led the Company's efforts to exit two single-property markets by selling Cranberry Woods Drive, located in suburban Pittsburgh, and Pasadena Corporate Park, located in suburban Los Angeles. Further, following the acquisition of Normandy, Mr. Hoover played a key role in the integration of the investment management teams from the two companies. The Compensation and Human Resources Committee determined that Mr. Hoover's performance exceeded his objectives and assessed his Individual Performance Metric at 125% of target, which resulted in a bonus payout equal to 81.6% of target for 2020.
Wendy W. Gill
Ms. Gill successfully provided strategic oversight to the Company's accounting, tax, and financial reporting functions, which involve governance, compliance, and other corporate matters. Over the past year, Ms. Gill has maintained the Company's high standards for accurate and timely accounting and reporting of financial and operating information, led the integration of accounting for Normandy's asset management businesses and corporate functions, and directed the Company's efforts to measure and monitor tenant collections in response to disruptions caused by COVID-19. In her role, Ms. Gill has demonstrated thoughtful planning and decision-making skills, and continues to motivate others to contribute in an effective and efficient manner. The Compensation and Human Resources Committee determined that Ms. Gill's performance exceeded her objectives and assessed her Individual Performance Metric at 112% of target, which resulted in a bonus payout equal to 77.5% of target for 2020.

Determination of 2020 STIC Plan Awards
In January 2021, the Compensation and Human Resources Committee opted to assess performance based on the corporate metrics established at the beginning of 2020 and to exercise discretion to apply an adjustment factor to the corporate performance metrics to reflect the management team's contributions and efforts during the unprecedented disruptions of the COVID-19 pandemic. Applying the adjustment factor increased the overall payout level, assuming target-level individual performance, to approximately 73%; as opposed to an overall payout rate of 61%, under the original metrics without the adjustment factor, assuming target level performance.
As shown in the table above, with respect to the Corporate Performance Metrics, we achieved $1.52 in Normalized FFO per share (above target), $244.3 million of Same Store NOI-GAAP (below target), -8.5% calculated value of recent acquisitions (below target), $31.6 million of portfolio G&A expense (better than target), $588.0 million of transactions (below low), 200,356 square feet of leasing (below low), and 70.5% completion of capital projects (below target).
With respect to individual performance metrics, the Compensation and Human Resources Committee considered a qualitative assessment of the executive officers' performance during 2020. The CEO provided the Compensation and Human Resources Committee with his assessment of each of the other NEOs' performance, and without the CEO present, the Compensation and Human Resources Committee assessed the CEO's performance. Based on this analysis, the Compensation and Human Resources Committee determined that individual performance metrics were all achieved at or above target levels.
The Compensation and Human Resources Committee applied a 67% weighting to the corporate metrics and a 33% weighting to the individual metrics, resulting in the following awards:

Name	Target STIC Award ($)	% of Target Achieved	Actual STIC Award ($)
Mr. Mills	850,000	79.6%	676,292
Mr. Fleming	635,000	79.6%	505,230
Mr. Gronning	750,000	79.6%	596,728
Mr. Hoover	535,000	81.6%	436,801
Ms. Gill	350,200	77.5%	271,344

Bonus payout levels for 2020 were significantly lower than bonus payout levels any of the past five years:

Long-Term Incentive Compensation Plan
The objective of our 2020 LTIC plan is to attract and retain qualified personnel by offering an equity-based program that is competitive with our peer companies and that is designed to encourage each of our NEOs, as well as our broader employee base, to balance short-term Company goals with long-term Company performance, and to foster employee retention.
Target 2020 LTIC plan opportunities were approved by our Compensation and Human Resources Committee in December 2019 in the form of time-based restricted stock and performance units. If earned, performance units convert into restricted stock under the stockholder-approved 2013 Amended and Restated Long-Term Incentive Plan. We believe that appropriately designed equity awards, particularly those with future vesting provisions, promote a performance-focused culture and align our employees' interests with those of our stockholders, thereby motivating their efforts on our behalf and strengthening their desire to remain with us for an extended period of time.
Each NEO's annual 2020 LTIC plan target opportunity is divided between two components — a variable component consisting of performance units that are not earned unless the Company's total stockholder return ("TSR") exceeds certain benchmarks over a specified period of time (the "performance" award) and a fixed component consisting of time-based restricted stock (the "service-based" award). For 2020, the Committee approved a target dollar value for the restricted stock and performance units for each NEO, as well as a threshold and maximum value.
The dollar value of the service-based award is converted to a number of restricted shares using the trailing 10-day average of the closing price of our common stock on the NYSE. Service-based awards vest at a rate of 25% on January 1 of each of the four years following the year in which the shares are granted. Dividends are paid in cash on issued shares (vested and unvested).
The dollar value of the performance-based awards is converted to a target number of restricted stock units ("RSUs") based on an estimated fair value determined using a Monte Carlo valuation model. Generally, performance units are earned over a performance period and convert to shares of stock based on the Company's relative performance, as defined. For the performance units, 75% of earned shares vest and become non-forfeitable on the determination date, and the remaining 25% of the earned shares vest on January 1 of the following calendar year. Dividends are not paid on the RSUs during the performance period, but accrue after the shares are determined at the end of the performance period.

2020 LTIC Performance Component
A significant portion of the LTIC awards for our NEOs are performance-based and, therefore, at risk:

CEO/CFO/CIO Long-term Incentive Program Structure	Other NEOs Long-term Incentive Program Structure

For SEC reporting purposes, we have assumed a grant date for this portion of the award is established when the Compensation and Human Resources Committee approves the LTIC plan performance goals and the performance commences. In accordance with SEC rules, a grant date fair value of this portion of the award is included in the Summary Compensation Table in the calendar year in which this is established. The target dollar value approved by the Compensation and Human Resources Committee for the performance units issued under the 2020 LTIC plan performance component is included in the stock awards column of the Summary Compensation Table for 2020. For the range of the values that could be earned by each NEO for the 2020 LTIC award, see the "2020 Grants of Plan-Based Awards" table.
The 2020 LTIC awards metrics and vesting criteria for our CEO, CFO and CIO are as follows:

65%	3 Year Performance-Based Stock Award	100% FTSE Nareit Office Index
3-year cliff vesting, if future relative performance hurdle achieved, subject to negative TSR modifier if CXP's TSR is negative
		Result	Hurdles
		Below Threshold	Less than 25th Percentile (0% of the target number of shares vest)
		Threshold	25th Percentile (50% of the target number of shares)
		Target	55th Percentile (100% of the target number of shares)
		High	75th Percentile (150% of the target number of shares)

35%	Service-Based Award	4-year annual vesting after grant date

The performance units granted in 2020 permit the NEOs to earn restricted shares based on the Company's TSR compared to peers listed in the FTSE Nareit Equity Office Index over a three-year performance period. The Compensation and Human Resources Committee selected the FTSE Nareit Equity Office Index because it contains REITs operating in the same sector as the Company (office) and a moderate number of 18 constituent companies. It is important to note that many of the companies in the index are also larger than the Company and, therefore, not necessarily appropriate for comparison to target compensation levels. As such, we use a smaller group of 12 peer companies more similar in size to the Company for target compensation benchmarking. See "Compensation Levels Compared to the Competitive Market" for more details.
The 2020 LTIC Plan structure was modified to incorporate a negative TSR modifier. For the 2020 LTIC Plan Performance-Based Awards, if TSR is negative, and the earned payout would otherwise exceed the target by 20% or less, then the payout will be reduced to target. If TSR is negative, and the earned payout would otherwise exceed the target by more than 20%, then the payout will be reduced by 20% of target.
The performance units provide a target number of shares that may be earned in the applicable performance period if the Company's TSR for the period equals the 55th percentile of its peers listed in the FTSE Nareit Equity Office Index. The number of shares of restricted stock underlying the performance shares actually earned for the performance period may range between a threshold of 50% of the target number of shares, if the Company's TSR for the period is at the 25th percentile of its peers listed in the FTSE Nareit Equity Office Index, and a maximum of 150% of the target number of shares for the period, if the Company's TSR for the period equals or exceeds the 75th percentile of its peers listed in the FTSE Nareit Equity Office Index. Linear interpolation is used to determine the shares earned for the performance period if the Company's TSR falls between the threshold, target, and maximum percentile levels. If the Company's TSR for the performance period is less than the threshold level, no performance shares are earned for the period.
Preferred OP Units Issued in Normandy Acquisition
As part of the consideration for the Normandy Acquisition, Mr. Gronning and the other sellers agreed to receive Series A Convertible, Perpetual Preferred Units ("OP Units") of the Company's operating partnership, Columbia Property Trust Operating Partnership, L.P. Mr. Gronning was issued 733,994 OP Units in the transaction. Mr. Gronning received 65% of his OP Units upon the closing of the Normandy Acquisition, but Mr. Gronning agreed that the remaining 35% would be subject to vesting requirements. Even though the unvested portion of Mr. Gronning's OP Units were part of the negotiated consideration for the transaction, they are treated as part of Mr. Gronning's compensation for GAAP purposes. Mr. Gronning vested as to 15% of the OP Units on the first anniversary of the closing of the Normandy Acquisition and will vest as to an additional 10% on each of the second and third anniversary of closing, in each case subject to continued employment and subject to the condition that the Company retains at least five of eight key employees of Normandy through the applicable vesting date (other than terminations of such key employees by reason of death, disability, termination by the Company without "cause," or by such key employee for "good reason").

We believe that conditioning the vesting of Mr. Gronning’s OP Units both on continued employment and the retention of key members of the Normandy team, will incentivize Mr. Gronning to continue to develop the Normandy business and secure the value of the Normandy Acquisition for our shareholders. The OP Units have a liquidation preference of $26.50 per share, rank senior to the other undesignated partnership units of the operating partnership (referred to as "common OP Units") and generally are not redeemable by operating partnership, subject to certain exceptions for federal income tax purposes.

Mr. Gronning and other holders of OP Units may convert all or a portion of such units into common OP Units. In addition, at any time following the second anniversary of the closing of the Normandy Acquisition, each OP Unit will automatically be converted into a common OP Unit on the trading day immediately following the earlier to occur of (i) the time at which the closing price of shares of our common stock on the NYSE has been equal to or greater than $26.50 for three consecutive trading days and (ii) the time at which the volume-weighted average price of a share of our common stock has been equal to or greater than $26.50 per share for any period of 10 consecutive trading days. OP Units convert to common OP Units on a one-for-one basis, subject to adjustments relating to the exchange of common OP Units for our common stock pursuant to the amended and restated partnership agreement of the Columbia OP.
Benefits and Perquisites
Our NEOs participate in our benefit plans on the same basis as all of our employees. We offer health insurance, group term life, accidental death and dismemberment insurance, and short-term and long-term disability coverage to all of our benefit-eligible employees. We do not offer any pension plans or non-qualified deferred compensation plans. We also offer a 401(k) plan to our benefit-eligible employees and provide a Company match. Our Company match is provided to all eligible Company employees on the same basis.
Other Compensation and Governance Policies
Clawback Policy
In February 2015, we adopted a recoupment or "clawback" policy in order to further align the interests of key employees with the interests of our stockholders and strengthen the link between total compensation and the Company's performance. Under this policy, we may seek to recover incentive-based compensation from any current or former officer of the Company at the senior vice president or higher officer level who received incentive-based compensation during the three-year period preceding the date on which we announce that we are required to restate any previously issued financial statements due to material non-compliance with any financial reporting requirement under federal securities laws.
Under the policy, the amount to be recovered will be based on the excess of the incentive-based compensation paid to the employee based on the erroneous data over the incentive-based compensation that would have been paid to the employee if the financial accounting statements had been as presented in the restatement. Incentive-based compensation is defined broadly to include bonuses, awards, or grants of cash or equity under any of the Company's short- or long-term incentive compensation or bonus plans, including but not limited to the STIC plan and the LTIC plan, in each instance where the bonuses, awards, or grants are based in whole or in part on the achievement of financial results. The policy gives the Compensation and Human Resources Committee discretion to interpret and apply the policy.
Stock Ownership Guidelines
Our NEOs are subject to stock ownership guidelines adopted by the Board in February 2015. The guidelines are intended to ensure that our executive officers maintain an equity interest in our Company at a level sufficient to assure our stockholders of their commitment to value creation, while addressing their individual needs for portfolio diversification. The stock ownership guidelines provide that, over a five-year period, the executive officers will attain ownership in our common stock valued at a multiple of their annual base salary (the "initial investment value") as set forth in the following table.

Position	Target Salary Multiple
Chief Executive Officer	6X
Chief Financial Officer and Chief Investment Officer	3X
Other Executive and Senior Vice Presidents	2X
The following count toward meeting the requirements: shares purchased on the open market; shares owned outright by the officer, or by members of his or her immediate family residing in the same household, whether held individually or jointly; restricted stock and stock-settled restricted stock units received pursuant to the Company's compensation plans, whether or not vested; and shares held in trust for the benefit of the director or officer or his or her immediate family, or by a family limited partnership or other similar arrangement.
The initial investment value is established based on the salary in place as of February 11, 2015, or the date of the executive's appointment to the applicable position, whichever is later. Executives were required to achieve the initial investment value by February 11, 2020, or within five years after the executive's appointment to the applicable position, whichever is later. Upon an executive satisfying the initial investment value, the number of shares required to be held by the executive to satisfy the ownership requirement shall be fixed, and the executive should maintain ownership of at least that number of shares for so long as such executive continues to serve in such position with the Company. Each of our NEOs has met our stock ownership requirement as of the date of this proxy statement.
Hedging, Pledging, and Insider Trading Policy
Our insider trading policy prohibits our employees, officers, and directors from engaging in the following transactions with respect to our securities: puts, calls, or other derivative securities, on an exchange or in any other organized market; short sales; and hedging or monetization transactions, such as zero-cost collars and forward-sale contracts. Our insider trading policy also prohibits our employees, officers, and directors from purchasing or selling our securities while in possession of material non-public information.
Our employees, officers, and directors are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan. None of our executive officers or directors holds any of our stock subject to pledge.
Review of Risk Associated With Compensation Plans
We periodically review our compensation policies and practices for all employees, including executive officers. As part of the review process, we identify any potential risk areas, and we assess whether our practices pose any actual or inherent risks. The Compensation and Human Resources Committee's independent compensation consultant advises the Compensation and Human Resources Committee with respect to the risk assessment of our executive compensation programs for the Company; and internal audit, as part of its assessment of our enterprise risk framework, assessed the compensation risk relating to our other compensation programs. Based upon these assessments, the Compensation and Human Resources Committee has determined that our compensation programs do not impose inherent risks and are not reasonably likely to have a material adverse effect on us.
Impact of Regulatory Requirements on Compensation
Prior to December 22, 2017, Section 162(m) of the Internal Revenue Code, as amended (the "Code") limited to $1.0 million a publicly held company's tax deduction each year for compensation to any "covered employee," except for certain qualifying "performance-based compensation." However, the Tax Cuts and Jobs Act enacted on December 22, 2017 substantially modified the Code and, among other things, eliminated the performance-based compensation exception under Section 162(m) unless the compensation qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. To the extent that any part of our compensation expense does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income tax as ordinary income rather than return of capital, and any such compensation allocated to our taxable REIT subsidiary whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. However, to date, Section 162(m) has not been a significant issue for us, because as long as we qualify as a REIT, we do not pay taxes at the corporate level. Therefore, we believe any potential future loss of deductibility of compensation that may occur would not have a significant adverse impact on us. However, under proposed Section 162(m) regulations issued in December 2019 (the "Proposed Regulations"), the Internal Revenue Service has changed its position with respect to compensation paid by a partnership to executive officers of a publicly traded organization. If the Proposed Regulations are finalized in their current form, our executive compensation will be subject to limitation.
Pension and Deferred Compensation Plan
We do not offer any pension plans or non-qualified deferred compensation plans.

Report of the Compensation and Human Resources Committee
The Compensation and Human Resources Committee is responsible for, among other things, reviewing and approving compensation for the executive officers, establishing the performance goals on which the compensation plans are based, and setting the overall compensation principles that guide the committee's decision-making. The Compensation and Human Resources Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on the review and the discussions with management, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2020.

February 11, 2021	The Compensation and Human Resources Committee of the Board of Directors:
Murray J. McCabe (Chairman)
John L. Dixon
David B. Henry
Michael S. Robb

COMPENSATION TABLES
2020 Summary Compensation Table
The following table sets forth information concerning total compensation for the Named Executive Officers for 2020, 2019, and 2018:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
E. Nelson Mills President and Chief Executive Officer	2020	850,000	—	3,518,813	676,292	26,240	5,071,345
	2019	824,000	—	3,025,258	1,120,075	25,288	4,994,621
	2018	824,000	—	3,004,841	997,287	24,788	4,850,916

James A. Fleming Executive Vice President — Chief Financial Officer	2020	635,000		1,005,389	505,230	26,240	2,171,859
	2019	530,450	—	1,008,432	721,049	25,288	2,285,219
	2018	530,450	—	1,001,621	642,004	24,788	2,198,863

Jeffrey K. Gronning Executive Vice President — Chief Investment Officer (4)(5)	2020	750,000	—	1,005,866	596,728	6,294,947	8,647,541

Kevin A. Hoover Executive Vice President — Portfolio Management	2020	535,000	—	478,670	436,801	26,240	1,476,711
	2019	490,000	—	480,719	583,491	25,288	1,579,498
	2018	463,500	—	476,131	506,081	24,788	1,470,500

Wendy W. Gill Senior Vice President — Chief Accounting Officer	2020	412,000	—	327,506	271,344	19,740	1,030,590
	2019	400,000	—	328,917	462,167	19,288	1,210,372
	2018	386,250	—	325,772	408,191	18,788	1,139,001
(1)In accordance with SEC rules, the stock award column represents the grant date fair value under ASC 718 of the stock awards granted during the applicable year, assuming target levels of performance are achieved. Depending on the type of award, fair values are estimated based on either the grant date closing stock price (service-based stock awards) or the Monte Carlo value (performance-based restricted stock award). 2020 Stock Awards include the three-year grants made as of January 1, 2020 and January 24, 2020(5) under the 2020 LTIC plan for: (i) service-based stock, and (ii) performance-based restricted units. As of January 1, 2020 and January 24, 2020(5), the values for the performance component of the 2020 LTIC plan award, assuming the highest level of performance conditions were achieved, are as follows: Mr. Mills — $4,143,756; Mr. Fleming — $1,183,945; Mr. Gronning — $1,066,496, Mr. Hoover — $432,628 and Ms. Gill — $296,002. See Note 8 to the financial statements in our Annual Report on Form 10-K for additional information regarding the assumptions relating to these stock awards.
(2)Represents the amounts earned under the STIC plan for the applicable year for meeting performance goals set by the Compensation and Human Resources Committee. The potential payouts under the plan are performance-based and therefore were at risk. For a description of the 2020 STIC plan, see "Compensation Discussion and Analysis — Elements of Compensation — Short-Term Cash Incentive Compensation Plan" above. The 2020 STIC awards were paid in January 2021.
(3)All other compensation for 2020 consisted of the following:

	OP Units (5)	401(k) Match ($)	Life Insurance($)	Total ($)
E. Nelson Mills	—	26,000	240	26,240
James A. Fleming	—	26,000	240	26,240
Jeffrey K. Gronning	6,276,018	18,689	240	6,294,947
Kevin A. Hoover	—	26,000	240	26,240
Wendy W. Gill	—	19,500	240	19,740

(4)Mr. Gronning was hired as Executive Vice President — Chief Investment Officer in conjunction with the January 24, 2020 acquisition of Normandy.
(5) Represents 256,898 unvested OP Units granted to Mr. Gronning as a previous owner of Normandy as part of the consideration for the Normandy Acquisition, which closed on January 24, 2020. Even though the unvested portion of Mr. Gronning's OP Units were part of the negotiated consideration for the transaction, they are treated as part of Mr. Gronning's compensation for GAAP purposes. Mr. Gronning vested as to 15% of the OP Units on the first anniversary of the closing of the Normandy Acquisition and will vest as to an additional 10% on each of the second and third anniversary of closing, in each case subject to continued employment and subject to the condition that the Company retains at least five of eight key employees of Normandy through the applicable vesting date (other than terminations of such key employees by reason of death, disability, termination by the Company without "cause" or by such key employee for "good reason"). In addition, Mr. Gronning received 477,096 OP Units, with a stated value of $12.6 million that were fully vested upon the closing date as consideration for the Normandy Acquisition. See "Compensation Discussion and Analysis — Elements of Compensation — Preferred OP Units Issued in Normandy Acquisition". In accordance with SEC rules, amounts disclosed above represent the grant date fair value of the 256,898 OP Units using a Goldman Sachs convertible bond model.

2020 Grants of Plan-Based Awards
The following table sets forth information with respect to grants of plan-based awards made during 2020 and potential payouts for the NEOs.

		Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards	Grant Date Fair Value of Stock Awards ($)(3)
Name & Plan	Grant Date(4)	Threshold (#)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares of Stock (#)(5)
E. Nelson Mills
2020 STIC		425,000	850,000	1,275,000
2020 LTIC — service-based	1/1/2020							59,484	1,243,810
2020 LTIC — performance-based	1/1/2020				66,057	132,114	198,171		2,275,003
James A. Fleming
2020 STIC		317,500	635,000	952,500
2020 LTIC — service-based	1/1/2020							16,996	355,386
2020 LTIC — performance-based	1/1/2020				18,874	37,747	56,621		650,003
Jeffrey K. Gronning (6)
2020 STIC		375,000	750,000	1,125,000
2020 LTIC — service-based	1/24/2020							16,234	355,849
2020 LTIC — performance-based	1/24/2020				16,218	32,436	48,654		650,017
Kevin A. Hoover
2020 STIC		267,500	535,000	802,500
2020 LTIC — service-based	1/1/2020							11,533	241,155
2020 LTIC — performance-based	1/1/2020				6,897	13,793	20,690		237,515
Wendy W. Gill
2020 STIC		175,100	350,200	525,300
2020 LTIC — service-based	1/1/2020							7,891	165,001
2020 LTIC — performance-based	1/1/2020				4,719	9,437	14,156		162,505
(1)Represents the cash payout opportunity for 2020 under the STIC plan. The potential payouts are performance-based and therefore at risk. The amounts actually earned for 2020 are included in the non-equity incentive plan compensation column of the Summary Compensation Table. For a description of the 2020 STIC plan, see "Compensation Discussion and Analysis — Elements of Compensation — Short-Term Cash Incentive Compensation Plan" above.
(2)Represents the potential number of shares associated with the payout opportunity approved by the Compensation and Human Resources Committee under the performance component of the 2020 LTIC plan. The potential payouts are performance-based and therefore at risk. If earned, the units are converted to shares based on the performance of Company stock.
(3)In accordance with SEC rules, the stock award column represents the grant date fair value under ASC 718 of the stock awards granted during the applicable year, assuming target levels of performance are achieved. Depending on the type of award, fair values are estimated based on either the grant date closing stock price (service-based stock awards) or the Monte Carlo value (performance-based restricted stock award). See Note 8 to the financial statements in our Annual Report on Form 10-K for additional information regarding the assumptions relating to these stock awards.
(4)Grant date reflects the date that the Compensation and Human Resources Committee granted the service-based and performance-based restricted stock units under the 2020 LTIC plan. Mr. Gronning was hired as Executive Vice President — Chief Investment Officer in conjunction with the January 24, 2020 acquisition of Normandy.
(5)Represents the number of shares of service-based restricted stock units granted under the 2020 LTIC plan awarded January 1 and January 24, 2020(4).
(6)Excludes the OP Units granted to Mr. Gronning as part of the negotiated consideration for the Normandy acquisition. See "2020 Summary Compensation Table," footnote (5), for more detail.

2020 Outstanding Equity Awards at Fiscal Year End
The following table sets forth information with respect to outstanding stock awards for each of the NEOs as of December 31, 2020. No option awards were outstanding as of December 31, 2020.

	Stock Awards
Name	Plan	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)	OP Units Granted in Connection with Normandy Acquisition:Number of Unearned OP Units That Have Not Yet Vested	Market Value of OP Units Granted in Connection with Normandy Acquisition:Value of Unearned OP Units That Have Not Yet Vested(2)
E. Nelson Mills
	2017-2020 restricted stock(1)		153,915	2,207,141
	3-year performance-based RSUs	1/1/2018(4)			95,169	1,364,723
	3-year performance-based RSUs	1/1/2019			110,420	1,583,423
	3-year performance-based RSUs	1/1/2020			132,114	1,894,515
James A. Fleming
	2017-2020 restricted stock(1)		49,184	705,299
	3-year performance-based RSUs	1/1/2018(4)			31,723	454,908
	3-year performance-based RSUs	1/1/2019			36,807	527,812
	3-year performance-based RSUs	1/1/2020			37,747	541,292
Jeffrey K. Gronning
	2020 restricted stock(1)		16,234	232,796
	3-year performance-based RSUs	1/24/2020			32,436	465,132
	OP Units – Normandy Acquisition(5)	1/24/2020					256,898	3,683,917
Kevin A. Hoover
	2017-2020 restricted stock(1)		30,797	441,629
	3-year performance-based RSUs	1/1/2018(4)			11,592	166,229
	3-year performance-based RSUs	1/1/2019			13,449	192,859
	3-year performance-based RSUs	1/1/2020			13,793	197,792
Wendy W. Gill
	2017-2020 restricted stock(1)		21,446	307,536
	3-year performance-based RSUs	1/1/2018(4)			7,931	113,731
	3-year performance-based RSUs	1/1/2019			9,202	131,957
	3-year performance-based RSUs	1/1/2020			9,437	135,327
(1)Represents the unvested portion of the service-based restricted stock awards granted under the LTIC plans for 2017, 2018, 2019, and 2020. In January 2021, the following shares vested: 70,026 shares for Mr. Mills, 23,343 shares for Mr. Fleming, 4,058 shares for Mr. Gronning, 13,262 shares for Mr. Hoover, and 9,447 shares for Ms. Gill.
(2)Market value is determined by multiplying the number of shares of stock, or OP units, that have not vested by the closing price of our common stock on the NYSE on December 31, 2020 of $14.34.
(3)Represents performance unit awards granted in 2018, 2019, and 2020. Each performance unit granted in 2018, 2019, and 2020 provides for the ability to earn and receive shares after the end of a defined performance period based on our stockholder performance relative to peers on the FTSE Nareit Equity Office Index. Consistent with how we are accounting for the stock compensation expense under ASC 718, the units are shown at target levels.
(4)In January 2021, the 2018 3-Year Performance LTIC Awards were converted to shares at a rate of 54.4% of the units granted.
(5)Represents 256,898 unvested OP Units granted to Mr. Gronning as a previous owner of Normandy as part of the consideration for the Normandy Acquisition measured at our December 31, 2020 closing stock price of $14.34. Even though the unvested portion of Mr. Gronning's OP Units were part of the negotiated consideration for the transaction, they are treated as part of Mr. Gronning's compensation for GAAP purposes. Mr. Gronning vested as to 15% of the OP Units on the first anniversary of the closing of the Normandy Acquisition and will vest as to an additional 10% on each of the second and third anniversary of closing, in each case subject to continued employment and subject to the condition that the Company retains at least five of eight key employees of Normandy through the applicable vesting date (other than terminations of such key employees by reason of death, disability, termination by the Company without "cause" or by such key employee for "good reason"). See "Compensation Discussion and Analysis — Elements of Compensation — Preferred OP Units Issued in Normandy Acquisition."

2020 Stock Vested
The following table provides information regarding the actual number of shares vested under plan-based awards for each of our NEOs during the year ended December 31, 2020. The Company's compensation program does not include stock options; thus, no stock options were exercised by any of the NEOs in 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
E. Nelson Mills	111,724	2,405,407
James A. Fleming	38,560	830,885
Jeffrey K. Gronning	—	—
Kevin A. Hoover	17,988	384,407
Wendy W. Gill	13,412	286,798
(1)Represents the vesting of service-based restricted stock awards granted under the 2017, 2018, and 2019 LTIC plan on January 1, 2020; vesting of the 2017 three-year performance plan on January 17, 2020; and vesting of 25% of the service-based restricted stock awards granted under the 2016 LTIC plan on January 31, 2020.
(2)Value realized on vesting is determined by multiplying the number of shares of stock that vested by the closing price of our common stock on the NYSE on the day the shares vested.

Potential Payments Upon Termination or Change of Control
2017 Severance Plan
On December 16, 2016, the Board, acting on the recommendation of the Compensation and Human Resources Committee, approved and adopted the Columbia Property Trust, Inc. Executive Severance and Change of Control Plan (the "Severance Plan"), and the Severance Plan became effective on January 1, 2017. Certain of our officers and employees, including each of our NEOs, are "Participants" (as defined therein) under the Severance Plan. The Severance Plan generally provides severance or income protection benefits to Participants or his or her estate in the event of their termination by the Company upon a change of control or certain other events.
By the Company Without Cause or by the Executive for Good Reason. If a Participant's employment is terminated by the Company without "cause" or by the Participant for "good reason" (as defined in the Severance Plan), then, subject to the condition that the Participant executes a general release:
•the Company will pay an amount equal to the product of: (1) a "Severance Multiple," equal to 2.0 for the Chief Executive Officer, 1.5 for the Chief Financial Officer and Chief Investment Officer, and 1.0 for other Participants; and (2) the sum of: (a) the Participant's base salary; and (b) the average of the actual annual cash incentive compensation received by the executive during the prior three years (or such shorter period, as applicable);
•any unvested time-based equity awards will vest immediately, and any unvested equity awards that are subject to subsequent performance-based vesting conditions will vest, if at all, in accordance with the terms of the applicable award agreement; and
•continuation of medical benefits comparable to the Company's other executives for a period of years equal to the Severance Multiple.
Change in Control. In the event that during the period (i) after the Board approves a "change in control" (as defined in the Severance Plan) transaction and ending on the date on which a change in control transaction is consummated or is terminated or abandoned or (ii) within 12 months after the occurrence of a "change in control" of the Company, the Participant's employment is terminated by the Company without "cause" or by the Participant with "good reason," generally referred to as a "double trigger," then, subject to the condition that the Participant execute a general release, the Company will provide the payments and benefits set forth above, except the Severance Multiple will be equal to 3.0 for the Chief Executive Officer, 2.0 for the Chief Financial Officer, 1.5 for the Chief Investment Officer, and 1.0 for all other participants; and any unvested equity awards will vest, if at all, in accordance with the terms of the applicable award agreement.
Death or Disability. In the event that the Participant's employment terminates due to death or disability, any unvested time-based equity awards will vest immediately, and any unvested equity awards that are subject to subsequent performance-based vesting conditions will vest, if at all, in accordance with the terms of the applicable award agreement. The Participant will also receive a pro rata portion of such Participant's annual cash bonus for the year in which termination of employment occurs but will not receive any other severance payments.
Termination for Cause or Voluntary Termination Without Good Reason. In the event that the Participant's employment is terminated for cause or the Participant voluntarily terminates employment without good reason, no severance payments will be made, and all unvested equity awards will be forfeited.
Miscellaneous. No tax gross-ups will be paid under the Severance Plan. However, if any payments or benefits provided to a Participant under the Severance Plan or otherwise would constitute "parachute payments" and be subject to the excise tax imposed under Section 4999 of the Code, as amended, the payments or benefits will be reduced by the amount required to avoid the excise tax if such a reduction would give the executive a better after-tax result than if he/she received the full payments and benefits.
Other than any amounts payable under the 2017 Severance Plan, no NEO is entitled to receive any amounts under other voluntary termination events, including retirement.

Summary Table of Payments Upon Termination
The following table shows the potential payments to certain of the Named Executive Officers upon a termination of employment under various circumstances. In preparing the table, we assumed the termination occurred on December 31, 2020. The closing price per share of our common stock on December 31, 2020, the last trading date in 2020, was $14.34. There can be no assurance that a termination or change of control would produce the same or similar results as those shown below if it occurs on any other date or at any other price.

Name	Termination Scenario	Cash ($)	Accelerated Vesting of Restricted Stock ($)(1)	Accelerated Vesting of OP Units – Normandy Acquisition ($)(2)	Health and Welfare Benefits ($)	Total ($)
E. Nelson Mills	Termination Without Cause/For Good Reason	3,562,436	4,636,671		45,374	8,244,481
	Change in Control	5,343,654	6,427,488		68,062	11,839,204
	Death/Disability	850,000	4,636,671		—	5,486,671

James A. Fleming	Termination Without Cause/For Good Reason	1,886,642	1,485,074		34,031	3,405,747
	Change in Control	2,515,522	2,021,873		45,374	4,582,769
	Death/Disability	635,000	1,485,074		—	2,120,074

Jeffrey K. Gronning	Termination Without Cause/For Good Reason	2,020,092	387,840	3,683,917	50,157	6,142,006
	Change in Control	2,020,092	697,928	6,807,797	50,157	9,575,974
	Death/Disability	750,000	387,840	3,683,917	—	4,821,757

Kevin A. Hoover	Termination Without Cause/For Good Reason	1,043,791	726,561		33,438	1,803,790
	Change in Control	1,043,791	922,708		33,438	1,999,937
	Death/Disability	535,000	726,561		—	1,261,561

Wendy W. Gill	Termination Without Cause/For Good Reason	792,567	502,485		33,438	1,328,490
	Change in Control	792,567	636,688		33,438	1,462,693
	Death/Disability	350,200	502,485		—	852,685
(1)For purposes of calculating potential payouts for termination without cause or by the executive for good reason, we have assumed that the Compensation and Human Resources Committee has determined that the performance goals for equity awards subject to subsequent performance-based vesting conditions have been achieved at target and that time-based awards for the current year were also accelerated. With respect to certain payouts, the payout would be the cash value of the stock.
(2)Represents OP Units granted to Mr. Gronning in connection with the Normandy Acquisition. Each OP Unit has liquidation preference of $26.50 per share, ranks senior to the common OP Units, and generally is not redeemable by operating partnership, subject to certain exceptions for federal income tax purposes. Mr. Gronning may convert all or a portion of such OP Units into common OP Units. In addition, at any time following the second anniversary of the closing of the Normandy Acquisition, each OP Unit will automatically be converted into a common OP Unit on the trading day immediately following the earlier to occur of (i) the time at which the closing price of shares of our common stock on the NYSE has been equal to or greater than $26.50 for three consecutive trading days and (ii) the time at which the volume-weighted average price of a share of our common stock has been equal to or greater than $26.50 per share for any period of 10 consecutive trading days. OP Units convert to common OP Units on a one-for-one basis, subject to adjustments relating to the exchange of common OP Units for our common stock pursuant to the amended and restated partnership agreement of the Columbia OP. The OP Units will vest upon the first (15%), second (10%), and third (10%) anniversary of the closing of the Normandy Acquisition, subject to continued employment and subject to the condition that the Company retains at least five of eight key employees of Normandy through the applicable vesting date (other than terminations of such key employees by reason of death, disability, termination by the Company without "cause" or by such key employee for "good reason"). In addition, Mr. Gronning received 477,096 OP Units, with a stated value of $12.6 million that were fully vested upon the effective date of the Normandy Acquisition. see "Compensation Discussion and Analysis — Elements of Compensation — Preferred OP Units Issued in Normandy Acquisition." Termination without cause/for good reason, and termination in the event of death/disability assumes OP units measured at our December 31, 2020 closing stock price of $14.34 per share; termination in the event of a change in control assumes OP units measured at $26.50 per unit.

The amounts described above do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:
•distribution of balances under our 401(k) plan;
•life insurance proceeds in the event of death; and
•disability insurance payouts in the event of disability.

CEO PAY RATIO
In August 2015, the SEC adopted Item 402(u) of Regulation S-K to implement the "CEO pay ratio" disclosure requirements that were mandated by Congress pursuant to Section 953(b) of The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd Frank Act"). The rules require registrants to disclose the ratio of the median employee's annual total compensation to their CEO's annual total compensation. Our CEO pay ratio included in this proxy statement is a reasonable estimate that has been calculated in accordance with the SEC's final rules regarding the CEO pay ratio disclosure requirements.
Calculation of CEO Pay Ratio
As of December 31, 2020, we had 168 employees, all located in the United States. To identify our median employee for 2020, we compared the actual total wage compensation and annual equity awards grant compensation, at target levels as applicable, for all full-time, part-time, and temporary employees, excluding our CEO, as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 as of December 31, 2020. Wages and salaries were then annualized for full-time employees who were not employed by us for the entire fiscal year. Other than the foregoing, we did not make any assumptions, adjustments, or estimates with respect to our employees' total wage and equity compensation, and used this consistently applied compensation measure to identify our median employee.
After identifying the median employee, we calculated the median employee's annual total compensation using the same SEC rules we use for calculating the annual total compensation of our CEO and other NEOs, as set forth in the "2020 Summary Compensation Table." In 2020, the annual total compensation of our median employee was $177,634, and our CEO's annual total compensation as reported in the 2020 Summary Compensation Table was $5,071,345. The resulting ratio of the total annual compensation of CEO compared to our median employee in 2020 is 29:1.
The CEO pay ratio disclosed above was calculated in accordance with SEC rules based upon our reasonable judgement and assumptions using the methodology described above. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the CEO pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their CEO pay ratio. Accordingly, the CEO pay ratio disclosed by other companies may not be comparable to our CEO pay ratio as disclosed above.

PROPOSAL 2 — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles of our compensation program. In accordance with the Dodd-Frank Act and Section 14A of the Exchange Act, stockholders have the opportunity to vote, on an advisory basis, to approve the compensation of our NEOs. This is often referred to as "say on pay," and provides you, as a stockholder, with the ability to cast a vote with respect to our 2020 executive compensation programs and policies and the compensation paid to the NEOs as disclosed in this proxy statement through the following resolution:
"RESOLVED, that the stockholders approve the compensation of the Named Executive Officers, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this proxy statement."
As discussed in "Compensation Discussion and Analysis," the compensation paid to our NEOs reflects the following objectives of our compensation program:
•to attract, retain, and motivate talented executives;
•to provide incentives for the attainment of short-term operating objectives and strategic long-term performance goals; and
•to emphasize and award achievement of long-term objectives that are consistent with our strategic focus on growth, operations, brand development, and stockholder returns.
For more information about our executive compensation program see the "Compensation Discussion and Analysis" section above.
Although the vote is non-binding, the Compensation and Human Resources Committee will review the voting results. To the extent there is any significant negative vote, we will consult directly with stockholders to better understand the concerns that influenced the vote. In light of stockholder approval at the Company’s 2020 Annual Meeting to hold an advisory vote on the compensation of the Company’s NEOs every year, your Board of Directors has determined to hold an advisory vote on the compensation of the Company’s NEOs every year. The next advisory vote on the compensation of the Company's NEOs will be held at our 2022 Annual Meeting.
Recommendation
Your Board of Directors unanimously recommends a vote "FOR" the approval, on an advisory basis, of executive compensation.

DIRECTOR COMPENSATION
2020 Director Compensation Program
Our director compensation program has remained unchanged since 2016. Under this program, we provided compensation to our non-employee directors for their services as directors for 2020 as follows:

Annual Non-Employee Director Compensation	Additional Compensation
•an annual retainer of $50,000 for the non-executive chairperson of the Board ($25,000 payable in cash and the remaining $25,000 in an additional grant in the form of vested common stock);

•an annual cash retainer for each committee chairperson as follows: Audit Committee, $15,000; Compensation and Human Resources Committee, $12,000; Nominating and Corporate Governance Committee, $12,000; and Investment Committee, $15,000; and

•an annual cash retainer for serving on a committee as follows: Audit Committee, $7,500; Compensation and Human Resources Committee, $6,000; Nominating and Corporate Governance Committee, $6,000; and Investment Committee, $7,500.

In addition, all directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors.
Stock Ownership Guidelines
The Board has established stock ownership guidelines for non-employee directors, as set forth in our Corporate Governance Guidelines. Each non-employee director is required to acquire and hold shares of our stock having an initial investment value equal to three times the annual cash retainer. For directors in office as of September 1, 2013, the initial investment value is set at $195,000 (three times the annual cash retainer of $65,000 effective on that date). For directors who join the Board after such date, the initial investment value is equal to three times the annual cash retainer in effect on the date they join the Board. Other than Mr. Wentworth, who joined the Board in March 2020, each of our directors has met the stock ownership requirement as of the date of this proxy statement.
Non-employee directors are required to achieve the initial investment value five years after the establishment of the stock ownership guidelines or the non-employee director's appointment to the Board, whichever is later. Upon a director's satisfying of the initial investment requirement, the number of shares required to be held by the director to satisfy the ownership requirement is fixed, and the director should maintain ownership of at least that number of shares for so long as such director continues to serve on the Board.
Until the investment requirement is achieved, the director is required to retain "net gain shares" resulting from the issuance of common stock, exercise of stock options, the vesting of restricted stock, or the settlement of restricted stock units granted under the Company's equity compensation plans. Net gain shares are the shares remaining after the payment of the option exercise price and taxes owed with respect to the issuance, exercise, vesting, or settlement event.

2020 Director Compensation Table
The following table sets forth information concerning the 2020 compensation of our non-employee directors who served during any part of 2020.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Carmen Bowser	84,500	66,134	150,634
John L. Dixon	107,625	88,174	195,799
David B. Henry	83,000	66,134	149,134
Murray J. McCabe	83,000	66,134	149,134
Constance B. Moore	85,625	66,134	151,759
Michael S. Robb	80,375	66,134	146,509
George W. Sands	19,625	—	19,625
Thomas G. Wattles	87,500	66,134	153,634
Francis X. Wentworth	72,500	77,835	150,335
(1)Mr. Sands ceased to be a director effective May 12, 2020, and received one cash payment during 2020. Mr. Wentworth was appointed to be a director effective March 2, 2020. Mr. Wentworth and all other directors received four quarterly payments during 2020.
(2)On May 12, 2020, we granted 5,638 shares of common stock to each of our non-employee directors. The grant represents an annual payment for the period May 1, 2020 through April 30, 2021. The number of shares for each grant was determined by dividing the amount of the annual equity retainer ($100,000 for the chairman and $75,000 for all other Board members) by $13.304 (the average of closing prices of our common stock on the NYSE for the 10 trading days prior to the grant date). Mr. Wentworth received a grant through April 30, 2020 on March 2, 2020. We granted 591 shares, based on a pro-rata payment of $12,534 divided by an average stock price of $21.233.

RELATED PARTY TRANSACTIONS
Our Audit Committee is responsible for reviewing and approving all related party transactions requiring disclosure under SEC rules, meaning any transaction, arrangement, or relationship in which:
•the amount involved may be expected to exceed $120,000 in any fiscal year;
•we will be a participant; and
•a related person has a direct or indirect material interest.
A related person is an executive officer, director, or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing. Approval of a related party transaction requires a majority of the Audit Committee to find the transaction is fair and reasonable to us.
In addition, our Code of Business Conduct and Ethics lists examples of types of transactions with affiliates that would create prohibited conflicts of interest. Under the Code of Business Conduct and Ethics, our officers and directors are required to promptly bring potential conflicts of interest to the attention of the Chairman of our Audit Committee.
On January 24, 2020, Columbia Property Trust and Columbia OP completed their acquisition (the "Transaction") of Normandy Real Estate Management, LLC ("Normandy"). Mr. Wentworth, a director of the Company, and Mr. Gronning, the Company's Executive Vice President and Chief Investment Officer, were founders of Normandy and became a director and executive officer, respectively, of the Company as a result of the Transaction. Pursuant to the terms of the contribution agreement dated October 16, 2019 among the Company, Columbia OP, and the other parties thereto (the "Contribution Agreement") entered into in connection with the Transaction, on January 24, 2020, the Company and Columbia OP entered into, or assumed, certain relationships with Mr. Wentworth, Mr. Gronning, and persons or entities related to Mr. Wentworth and Mr. Gronning:
•Columbia Real Estate Management, LLC, a subsidiary of the Company following the Transaction ("Columbia REM"), entered into a sublease agreement with Senlac Ridge Partners, LLC ("Senlac Ridge"), providing for the sublease from Senlac Ridge of certain office space for a two-year period ending January 24, 2022. Mr. Wentworth holds a 33.33% membership interest in Senlac Ridge. During 2020, Columbia Property Trust paid $347,880 in base rent and $310,368 in operating expenses under this sublease agreement. The total amount of remaining base rent payments to be made by Columbia REM to Senlac Ridge under the sublease is $354,452. The Company believes the terms of the sublease are comparable to similar arrangements with other landlords in relevant markets.
•Columbia REM entered into a series of sub-management agreements with Senlac Property Management, LLC ("Senlac PM") to provide specified property management services for certain properties previously managed by Normandy where management was not directly transferred to Columbia OP or its subsidiaries pursuant to the Contribution Agreement. The sub-management agreements are for three-year terms ending January 24, 2023. Mr. Wentworth holds an indirect 33.33% membership interest in Senlac PM. In addition, Columbia REM and Columbia OP jointly agreed to indemnify Mr. Wentworth for any losses suffered by him under any non-recourse carveout guaranty, environmental indemnity, or similar agreement made by Mr. Wentworth in connection with any loan secured by all or any portion of certain of the sub-managed properties to the extent such losses arise out of or are related to any negligent act or negligent omission by Columbia REM or its affiliates under the sub-management agreements. During 2020, Senlac PM paid Columbia Property Trust management fees of $0.9 million, as well as salary and other reimbursements of $1.8 million, under this sub-management agreement. The Company believes the terms of the sub-management agreements are comparable to similar arrangements with other property managers in relevant markets.
•Columbia REM provides management services to certain properties in which Mr. Wentworth and Mr. Gronning are eligible to receive distribution payments, provided specified return thresholds are met. It is not currently possible to estimate the amount or timing of such payments.
•Columbia OP acquired all of the equity interests in Normandy Venture Partners III, LLC ("NVP III"), Normandy Venture Partners IV, LLC ("NVP IV"), and Normandy Venture Partners OZF, LLC ("NVP OZF"), which ultimately hold the general partnership interests in Normandy Real Estate Fund III, LP ("Normandy Fund III"),

Normandy Real Estate Fund IV, LP ("Normandy Fund IV"), and Normandy Opportunity Zone Fund, LP ("Normandy OZF"), respectively, in addition to joint venture-level promotes received with respect to investments of Normandy Fund III, Normandy Fund IV, and Normandy OZF. Under the limited partnership agreements for each of Normandy Fund III, Normandy Fund IV, and Normandy OZF, each of Mr. Wentworth and Mr. Gronning is entitled, indirectly, to receive certain carried interest payments once certain return thresholds are met. It is not currently possible to estimate the amount or timing of the carried interest payments.
•Under the terms of the Contribution Agreement, Mr. Wentworth or his designee has the opportunity, but not the obligation, to provide up to 20% of the capital for certain specified properties that are currently being considered by Normandy OZF, on the same terms that Normandy OZF invests. It is not currently possible to estimate the amount of such investments or if such investments will be made by Mr. Wentworth or his designees. Furthermore, the Contribution Agreement provides that Normandy OZF will have the opportunity to invest up to 50% of the capital in an investment that is currently being considered by Senlac Ridge on such terms as negotiated between Senlac Ridge and Normandy OZF. It is not currently possible to estimate the amount of such investment or if such investment will be made by Normandy OZF.
•Under the terms of the Contribution Agreement and related agreements entered in connection with the closing of the Transaction (collectively, the "Transaction Agreements"), Mr. Wentworth, Mr. Gronning, and certain other parties to the Transaction Agreements may be required to indemnify the Company for breaches of certain representations and warranties and other matters contained in the Transaction Agreements. It is not currently possible to estimate the amount or timing of any indemnification payments.
•In connection with the issuance of the OP Units of Columbia OP in the Transaction, the Company entered into a registration rights agreement (the "Registration Rights Agreement") with the holders of the OP Units relating to the shares of the Company's common stock underlying the OP Units (the "registrable securities"). The Registration Rights Agreement provides that the Company will file a registration statement registering the resale of all the registrable securities and also provides for certain other registration rights to the holders of the registrable securities. Each of Mr. Wentworth and Mr. Gronning is a party to the Registration Rights Agreement, which provides them with certain registration rights with respect to their registrable securities.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee reviews the financial reporting process on behalf of the Board of Directors. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent registered public accounting firms devote more time and have access to more information than does the Audit Committee. Accordingly, the Audit Committee's role does not provide any special assurance with regard to our financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firms. In this context, the Audit Committee reviewed the 2020 audited financial statements with management, including a discussion of the quality and acceptability of our financial reporting, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
The Audit Committee reviewed with Deloitte & Touche LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the financial statements and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by the AICPA professional standards, Vol. 1 AU Section 380, as adopted by the Public Company Oversight Board in Rule 3200T, which includes, among other items, matters related to the overall scope and conduct of the audit of 2020 financial statements. The Audit Committee received from and discussed with Deloitte & Touche LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding that firm's independence from us.
The Audit Committee meets periodically with the internal auditor and Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls as required under Section 404 of Sarbanes-Oxley, and the overall quality of our financial reporting. Management, the internal auditor, and Deloitte & Touche LLP also made presentations to the Audit Committee throughout the year on specific topics of interest, including our enterprise risk assessment process, information technology systems and controls, income tax strategy and risks, assessment of the impact of new accounting guidance, ethics and compliance programs, risk management initiatives, and controls for various acquisitions.
In reliance on these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the 2020 audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the Securities and Exchange Commission.

February 12, 2021	The Audit Committee of the Board of Directors:

Thomas G. Wattles (Chairman) Carmen M. Bowser John L. Dixon Constance B. Moore

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF THE REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
Our Audit Committee appointed Deloitte & Touche LLP ("Deloitte") to audit our consolidated financial statements for the year ended December 31, 2020, and to prepare a report on the audit. Our Audit Committee anticipates appointing Deloitte to audit our consolidated financial statements for the year ending December 31, 2021, and to prepare a report on the audit.
We are asking our stockholders to ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2021. Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders' views on the Company's independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the appointment, it will be considered as a direction to the Board of Directors and the Audit Committee to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
A representative of Deloitte will be present at the annual meeting and available to respond to appropriate questions by stockholders.
For more information about the aggregate fees billed to us by Deloitte for professional accounting services and the Audit Committee's preapproval policies, see "Independent Registered Public Accountants," and for the Report of the Audit Committee, see "Report of the Audit Committee" herein.
Recommendation
Your Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of the independent registered public accountants.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
During the year ended December 31, 2020, Deloitte & Touche LLP served as our independent registered public accounting firm and provided certain domestic and international tax and other services. Deloitte has served as our independent registered public accounting firm since 2008.
Our Audit Committee has appointed Deloitte to audit our consolidated financial statements for the year ending December 31, 2020, and to prepare a report on the audit. Our Audit Committee anticipates appointing Deloitte to audit our consolidated financial statements for the year ending December 31, 2021, and to prepare a report on the audit, and we are asking our stockholders to ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2021. See "PROPOSAL 3 — Ratification of the Appointment of the Registered Independent Public Accounting Firm" herein.
The Audit Committee reviewed the audit and non-audit services performed by Deloitte, as well as the fees charged by Deloitte for such services. In its review of the non-audit service fees, the Audit Committee considered whether the provision of such services is compatible with maintaining the independence of Deloitte as our independent registered public accounting firm.
The aggregate fees billed to us for professional accounting services, including the audit of our annual financial statements by our independent registered public accounting firm for the years ended December 31, 2020 and 2019, are set forth in the table below.

	2020	2019
Audit fees	$889,900	$868,200
Audit-related fees for the Normandy Acquisition	90,000	275,000
Audit-related fees	101,877	93,026
Tax fees	385,313	262,801
All other fees	5,685	5,685
Total fees	$1,472,775	$1,504,712
For purposes of the preceding table, the independent registered public accounting firm fees are classified as follows:
•Audit Fees. These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures performed by the principal auditor in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements, including reviews of our financial statements included in our registration statements, as amended. Audit fees are presented for the period to which the audit work relates.
•Audit-Related Fees for the Normandy Acquisition. These are fees for financial and tax diligence services related to the Normandy Acquisition.
•Audit-Related Fees. These are fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of the financial statements, such as unconsolidated joint venture audits (at the Company's share), due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews, and consultation concerning financial accounting and reporting standards.
•Tax Fees. These are fees for all professional services performed by professional staff in our independent auditor's tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning, and tax advice, including federal, state, and local issues and similar services for our unconsolidated joint ventures. Services also may include assistance with federal, state, and local tax issues related to due diligence. Tax fees are presented for the period in which the services were provided.
•All Other Fees. These are fees for any services not included in the above-described categories, including accounting research software subscriptions.

Preapproval Policies
The Audit Committee Charter imposes a duty on the Audit Committee to preapprove all auditing services performed for us by our independent registered public accounting firm, as well as all permitted non-audit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors' independence. Unless a type of service to be provided by the independent registered public accounting firm has received "general" preapproval, it will require "specific" preapproval by the Audit Committee.
All requests or applications for services to be provided by the independent registered public accounting firm which do not require specific preapproval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent registered public accounting firm.
Requests or applications to provide services that require specific preapproval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the Principal Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence. The Chairman of the Audit Committee has been delegated the authority to specifically preapprove all services not covered by the general preapproval guidelines up to an amount not to exceed $75,000 per occurrence.
Amounts requiring preapproval in excess of $75,000 per occurrence require specific preapproval by all members of the Audit Committee prior to engagement of our independent registered public accounting firm. All amounts specifically preapproved by the Chairman of the Audit Committee in accordance with this policy are to be disclosed to the full Audit Committee at the next regularly scheduled meeting.
All services rendered by Deloitte for the year ended December 31, 2020, were preapproved in accordance with the policies and procedures described above.

OTHER INFORMATION FOR STOCKHOLDERS
Stockholder Proposals
Rule 14a-8 Stockholder Proposals
Pursuant to Rule 14a-8 under the Exchange Act, a stockholder proposal submitted for inclusion in our proxy statement for the 2022 annual meeting must be received by our Corporate Secretary at our executive offices no later than December 1, 2021.
Stockholder Proposal of Business or Nomination of Directors Outside of Rule 14a-8
Stockholder proposals or nominations for director to be brought before our 2022 annual meeting other than in accordance with Rule 14a-8 must satisfy the requirements of Article II, Section 2.12 of our Bylaws. To be timely, written notice of such proposal must be delivered to the Corporate Secretary no earlier than 150 days and no later than 120 days before the first anniversary of the date of the preceding year's proxy statement, or between November 1, 2021 and December 1, 2021. If there is a delay or advancement of the annual meeting by more than 30 days compared to the prior year, the notice deadline is no earlier than 150 days and no later than the later of 120 days before the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made. The notice of the proposal or nomination must address the specific information set forth in our Bylaws.
Contact Information
Stockholder proposals or nominations should be sent to Corporate Secretary, Columbia Property Trust, Inc., 1170 Peachtree Street NE, Suite 600, Atlanta, Georgia 30309.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING
The 2021 Annual Meeting of Stockholders, or the annual meeting, will be held on May 18, 2021. We will hold our meeting virtually, in light of the COVID-19 pandemic and related public health concerns. You can register for and attend our 2021 Annual Meeting of Stockholders on the following internet site: www.cesonlineservices.com/cxp21_vm.
Attendance at the Annual Meeting
Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to stockholders of the Company as of the close of business on the record date and guests of the Company. You will not be able to attend the Annual Meeting in person at a physical location. In order to attend the virtual meeting, you will need to pre-register by 8:00 a.m. Eastern Time on May 10, 2021. To pre-register for the meeting, please follow these instructions:
Registered Stockholders
Stockholders of record as of the Record Date may register to participate in the Annual Meeting remotely by visiting the website www.cesonlineservices.com/cxp21_vm. Please have the enclosed WHITE proxy card containing your control number available and follow the instructions to complete your registration request. After registering, stockholders will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting. Requests to register to participate in the Annual Meeting remotely must be received no later than 8:00 a.m., Eastern Time, on May 10, 2021.
Beneficial Stockholders
Stockholders whose shares are held in "street name" through a bank, broker or other nominee as of the Record Date may register to participate in the Annual Meeting remotely by visiting the website www.cesonlineservices.com/cxp21_vm.
Please have your Voting Instruction Form or other communication containing your control number available and follow the instructions to complete your registration request. After registering, stockholders will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting. Requests to register to participate in the Annual Meeting remotely must be received no later than 8:00 a.m., Eastern Time, on May 10, 2021.
Beneficial owners who attend the special meeting and wish to vote by ballot at the special meeting will need to obtain a "legal proxy," in .pdf, .gif, .jpg or .png file format, from their bank, broker or other nominee. Please contact your bank, broker or other nominee for assistance in obtaining a "legal proxy."
Other Information About the Meeting
The proxy is solicited by our Board of Directors. We anticipate that a printed set of proxy materials will first be mailed to our stockholders on or about April 8, 2021. This proxy statement contains information about the items to be voted on at our annual stockholders meeting. To make this information easier to understand, we have presented general information about the annual meeting in a question-and-answer format below.
Why is this proxy statement being made available?
Our Board of Directors has made this proxy statement available to you because you own shares of our common stock, and our Board of Directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues in accordance with the rules of the SEC and is designed to assist you in voting.

What is a proxy?
A proxy is a person who votes the shares of stock of another person who cannot attend a meeting in person. The term "proxy" also refers to the WHITE proxy card. When you vote by Internet, telephone, or by returning a WHITE proxy card, you are giving your permission to vote your shares of common stock at the annual meeting. The people who will vote your shares of common stock at the annual meeting are E. Nelson Mills, James A. Fleming, or Wendy W. Gill, each of whom are our officers. They will vote your shares of common stock as you instruct.
Who is entitled to vote?
Anyone who owned our common stock at the close of business on March 2, 2021, the record date, is entitled to vote at the annual meeting. Every stockholder is entitled to one vote for each share of common stock held.
How many shares of common stock were outstanding as of the record date?
As of March 2, 2021, there were 114,871,352 shares of our common stock issued and outstanding.
What am I voting on?
You are being asked to vote on the following:
•to elect the nine directors nominated by the Board of Directors and listed in this proxy statement for one-year terms;
•to approve, on an advisory basis, the executive compensation as disclosed in this proxy statement, sometimes referred to as a "say on pay"; and
•to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021.
No cumulative voting rights are authorized, and dissenters' rights are not applicable to the matters being voted upon.
What are the Board's voting recommendations on each item?
The Board recommends that you vote FOR ALL the nominees listed in Proposal 1 and FOR Proposals 2 and 3 using the enclosed WHITE proxy card or voting instruction card. The Board urges you not to sign, return, or vote any Blue proxy card that may be sent to you by Arkhouse, even as a protest vote, as only your latest-dated proxy card will be counted. If you have previously voted using a proxy card sent to you by Arkhouse, you can revoke it at any time prior to the annual meeting by voting using the enclosed WHITE proxy card.
Have other candidates been nominated for election as directors at the Annual Meeting in opposition to the Board's nominees?
Yes. Arkhouse, a Company shareholder, has notified us that it intends to nominate six persons for election as directors to the Board at the Annual Meeting. You may receive solicitation materials from Arkhouse, including a proxy statement and a Blue proxy card.
The Board does not endorse any Arkhouse nominee and unanimously recommends that you vote "FOR" the election of all nine nominees proposed by the Board on the WHITE proxy card or voting instruction form. The Board strongly urges you not to sign or return any Blue proxy card sent to you by Arkhouse. If you have previously submitted a Blue proxy card sent to you by Arkhouse, you can vote for our Board's nominees by using the enclosed WHITE proxy card or voting instruction card, which will automatically revoke your prior proxy. Any later-dated Blue proxy card that you may send to Arkhouse will revoke your proxy, including WHITE proxies that you have voted FOR our Board's nominees, and we strongly urge you not to vote using any Blue proxy cards sent to you by Arkhouse. Only the latest-dated, validly executed proxy that you submit will be counted.

What happens if a director nominee is unable to stand for election?
The Board of Directors may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter event, shares represented by proxies will be voted for the substitute nominee designated by the Board of Directors. Proxies cannot be voted for more than nine director nominees at the annual meeting.
How will voting on any other business be conducted?
Although we do not know of any business to be considered at the annual meeting other than the items identified in the notice of annual meeting, if any other business is properly presented at the annual meeting, your proxy gives authority to each of E. Nelson Mills, our Chief Executive Officer and President; James A. Fleming, our Executive Vice President — Chief Financial Officer; and Wendy W. Gill, our Senior Vice President — Chief Accounting Officer, to vote on such matters in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in their discretion.
How do I vote?
If you are a stockholder of record, meaning that your shares are registered in your name, you have four voting options. You may vote:
•by proxy over the Internet at the web address noted on your WHITE proxy card;
•by proxy by telephone through the number noted on the WHITE proxy card;
•by proxy by signing and dating your WHITE proxy card and mailing it in the prepaid and addressed envelope enclosed therewith; or
•by voting electronically at the annual meeting.
Whether or not you plan to participate in the meeting, we urge you to have your proxy vote recorded in advance of the meeting. If you vote electronically at the annual meeting, any previous proxy votes that you submitted, whether by Internet, phone, or mail, will be superseded by the vote that you cast electronically at the annual meeting.
If you have Internet access, we encourage you to vote via the Internet. It is convenient and it saves us significant postage and processing costs. In addition, when you vote by proxy via the Internet or by phone prior to the meeting date, your proxy vote is recorded immediately and there is no risk that postal delays will cause your proxy vote to arrive late and, therefore, not be counted.
If your shares are held in "street name" through a broker, bank, or other nominee, please refer to the instructions they provide regarding how to vote your shares or to revoke your voting instructions. The availability of telephone and Internet voting depends on the voting processes of the broker, bank, or other nominee. Street name holders may vote electronically at the annual meeting only if they have a legal proxy to vote their shares as described below.
Will my shares be voted if I do not vote over the Internet, vote by telephone, sign and return my proxy card, or vote electronically at the annual meeting?
If you are a stockholder of record, meaning that your shares are registered in your name, and you do not vote over the Internet, by telephone, by signing and returning your WHITE proxy card, or by voting electronically at the annual meeting, then your shares will not be voted and will not count in deciding the matters presented for consideration in this proxy statement.
If you hold shares through a bank, broker, or other intermediary, you must obtain a valid legal proxy, executed in your favor, from the holder of record if you wish to vote those shares at the meeting. As a beneficial shareholder, you must provide voting instructions to your broker, bank, or other nominee by the deadline provided in the proxy materials you receive from your broker, bank, or other nominee in order for your shares to be voted. A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from its clients. In uncontested situations, under NYSE rules, brokers are permitted to exercise discretionary voting authority on "routine" matters, but beneficial shareholders must provide voting instructions with respect to non-routine matters.

However, the rules of the NYSE governing brokers' discretionary authority do not permit brokers to exercise discretionary authority regarding any of the proposals to be voted on at the Annual Meeting, whether "routine" or not, in contested elections where brokers provide competing proxy materials. Therefore, and subject to brokers providing such competing materials to beneficial owners, your broker would not have the authority to vote on any item considered at the Annual Meeting without your instruction.
We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the annual meeting.
What vote is required for each proposal and how are abstentions and broker non-votes counted?
The shares held by a stockholder whose proxy on any or all proposals is marked as "abstain" will be included in the number of shares present at the annual meeting for the purpose of establishing the presence of a quorum. As described above, broker non-votes will be counted for purposes of establishing a quorum.
The following table summarizes the voting requirement for each of the proposals under our Bylaws and the effect of abstentions and broker non-votes on each proposal:

Proposal Number	Item	Votes Required for Approval	Abstentions	Broker Non-Votes	Board Voting Recommendation
1	Election of nine directors	Plurality of votes cast	Not counted	Not voted	FOR ALL
2	Advisory vote on executive officer compensation for 2020	Majority of votes cast	Not counted	Not voted	FOR
3	Ratification of the appointment of independent registered public accountants	Majority of votes cast	Not counted	Not Voted	FOR
Proxies that are properly executed and delivered, and not revoked, will be voted as specified on the WHITE proxy card. If you properly execute and deliver a WHITE proxy card or vote your shares via the Internet but do not provide voting instructions, your shares will be voted as listed in the "Board Voting Recommendation" column in the table above.
What if I change my mind after I vote my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:
•voting again over the Internet or by telephone prior to 11:59 p.m. Eastern Time on May 17, 2021;
•signing and returning another WHITE proxy card with a later date, provided we receive the second WHITE proxy card before the annual meeting date; or
•voting electronically at the annual meeting.
In addition, if you have already voted using the Blue proxy card, you can revoke that proxy and vote for our Board's nominees by using the enclosed WHITE proxy card or voting instruction card. Any later-dated Blue proxy card that you send to Arkhouse will revoke any previously submitted proxies, including WHITE proxies that you have voted FOR our Board's nominees, and we strongly urge you not to sign or return any Blue proxy cards sent to you by Arkhouse.
Only the most recent proxy vote will be counted, and all others will be discarded, regardless of the method of voting.
How many votes do you need to hold the annual meeting?
In order for us to conduct the annual meeting, we must have a quorum. A quorum consists of the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting. There must be a quorum present in order for the annual meeting to be a duly held meeting at which business can be conducted. Your shares will be counted as present at the annual meeting if you:
•vote over the Internet or by telephone;

•properly submit a WHITE proxy card (even if you do not provide voting instructions); or
•you participate electronically at the annual meeting.
Will my vote make a difference?
Yes. Because we are a widely held REIT with more than 21,000 stockholders of record, your vote is VERY IMPORTANT. Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.
Who pays the cost of this proxy solicitation?
We will pay all the costs of soliciting these proxies. We have contracted Innisfree M&A Incorporated ("Innisfree") to assist us in the distribution of proxy materials; dissemination of brokers' search cards; operating online and telephone voting systems; and receipt of executed proxies. We expect to pay Innisfree M&A fees not to exceed $625,000 to solicit proxies. We also will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Our directors, officers, and employees may also solicit proxies, but they will not be specifically compensated for these services. Appendix A sets forth information relating to certain of our directors, officers and employees who are considered "participants" in this proxy solicitation under the rules of the SEC by reason of their positions or because they may be soliciting proxies on our behalf.
How can I obtain a copy of the proxy materials for the annual meeting?
You may access, read, and print copies of the proxy materials for this year's annual meeting, including our proxy statement, form of WHITE proxy card, and annual report to stockholders, at the following web address: www.columbia.reit/proxy.
We file annual, quarterly, and current reports; proxy statements; and other information with the SEC. You may read and copy any reports, statements, or other information we file with the SEC on the website maintained by the SEC at www.sec.gov. At the written request of any stockholder who owns common stock as of the close of business on the record date, we will provide, without charge, paper copies of our Annual Report on Form 10-K, including the financial statements and financial statement schedule, as filed with the SEC, except exhibits thereto. If requested by eligible stockholders, we will provide copies of the exhibits for a reasonable fee. You can request copies of our Annual Report on Form 10-K by mailing a written request to: Corporate Secretary, 1170 Peachtree Street NE, Suite 600, Atlanta, Georgia 30309.
If I share my residence with another stockholder, how many copies of the printed proxy materials will I receive?
In accordance with SEC rules, we are sending only a single set of the printed proxy materials to any household at which two or more stockholders reside if they share the same last name or if we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any stockholder at that address. This practice, known as "householding," reduces the volume of duplicate information received at your household and helps us reduce costs.
Each stockholder subject to householding that receives printed proxy materials will continue to receive a separate proxy card or voting instruction card. We will deliver promptly, upon written or oral request, a separate copy of the annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the document was previously delivered. If you received a single set of these documents for this year, but you would prefer to receive your own copy, you may direct requests for separate copies to the following address and telephone number: Columbia Property Trust Investor Relations, c/o American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, or call 1-855-347-0042. If you are a stockholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.

What if I consent to have one set of materials mailed now but change my mind later?
You may withdraw your householding consent at any time by contacting us at the address and telephone number provided above. We will begin sending separate copies of stockholder communications to you within 30 days of receipt of your instruction.
The reason I receive multiple sets of materials is because some of the shares belong to my children. What happens if they move out and no longer live in my household?
When we receive notice of an address change for one of the members of the household, we will begin sending separate copies of stockholder communications directly to the stockholder at his or her new address. You may notify us of a change of address by contacting us at the address and telephone number provided above.
Where can I find the voting results of the annual meeting?
We will publish the final results in a current report on Form 8-K filed with the SEC within four business days of the annual meeting.
Cost of Soliciting Proxies
The cost of soliciting proxies will be borne by the Company. We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts, or nominees for forwarding proxy materials to street name holders.
As a result of the potential proxy solicitation by Arkhouse, we will incur additional costs in connection with our solicitation of proxies. We have hired Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in soliciting proxies for a fee not to exceed $625,000. Innisfree expects that approximately 40 of their employees will assist in the solicitation. The total amount to be spent for the Company's solicitation of proxies from shareholders for the Annual Meeting, in excess of those normally spent for an annual meeting as a result of the potential proxy contest and excluding salaries and wages of our officers and regular employees, is estimated to be approximately $12,500,000, approximately $10,000,000 of which has been incurred to date.
In addition, our directors, officers, and employees may solicit proxies by telephone or other means of communication personally. Our directors, officers, and employees will receive no additional compensation for these services other than their regular compensation. Appendix A sets forth information relating to certain of our directors, officers, and employees who are considered "participants" in this proxy solicitation under the rules of the SEC by reason of their position or because they may be soliciting proxies on our behalf.

CERTAIN EFFECTS OF THE SOLICITATION
Sub-Management Agreements
Columbia REM is party to a series of sub-management agreements with Senlac PM to provide specified property management services for certain properties. If the Company's stockholders elect the Arkhouse nominees to replace a majority of the Board at the 2021 Annual Meeting, such election may be deemed an assignment under the sub-management agreements which provide that assignments may not be entered into without the prior consent of Senlac PM. Failure to obtain prior consents would give Senlac PM the right to terminate these sub-management agreements. During 2020, Senlac PM paid the Company management fees of $0.9 million, as well as salary and other reimbursements of $1.8 million. For further information on these sub-management agreements, please see the section titled "Related Party Transactions" on page 63 of this proxy statement.
Term Loans and Revolving Credit Facility
On July 30, 2015, Columbia Property Trust Operating Partnership, L.P. entered into a $150 million unsecured term loan agreement with Wells Fargo Bank, National Association, as administrative agent (as amended, the "$150 Million Term Loan"). The term loan matures in July 2022, and as of December 31, 2020, the principal balance of the term loan was $150 million. If the stockholders elect the Arkhouse nominees to the Board at the 2021 Annual Meeting, such election may be deemed an event of default under the $150 Million Term Loan and result in the acceleration of the Company's outstanding obligations thereunder.
On December 7, 2018, Columbia Property Trust Operating Partnership, L.P. entered into an amended and restated $650 million revolving credit facility and $300 million unsecured term loan agreement with JPMorgan Chase Bank, N.A., as administrative agent (the "Credit Agreement"). The initial term of the revolving credit facility and term loan ends on January 31, 2023 with two six-month extension options, and as of December 31, 2020, the principal balance of the term loan was $300 million and $110 million had been drawn down on the revolving credit facility. If the stockholders elect the Arkhouse nominees to replace a majority of the Board at the 2021 Annual Meeting, such election may be deemed an event of default under the Credit Agreement and result in the acceleration of the Company's outstanding obligations thereunder.
Joint Venture Partnerships
The Company is currently party to joint venture partnerships with respect to Terminal Warehouse, Market Square, 333 Market Street, 1800 M Street, University Circle and 221 Main Street. Under the partnership agreements governing each of the joint venture partnerships, the limited partners may remove the Company as the general partner if the Company's stockholders elect the Arkhouse nominees to replace a majority of the Board at the 2021 Annual Meeting.
Equity Plans
The Company's equity award plans have "double trigger" provisions, meaning that if the stockholders elect the Arkhouse nominees to the Board at the Annual Meeting, then this alone would not result in any payments becoming due or in the acceleration of vesting under the plans. Certain long-term incentives will become vested, and enhanced severance will become payable, only upon certain qualifying terminations of employment after any such event.

APPENDIX A
INFORMATION CONCERNING PARTICIPANTS IN THE COMPANY'S SOLICITATION OF PROXIES
The following tables set forth the name and business address of each of our current directors and director nominees (the "Directors and Director Nominees"), and the name, present principal occupation and business address of each of our executive officers (the "Officers") and other employees (the "Employees") who, under the rules of the SEC, are considered to be "participants" in our solicitation of proxies from our shareholders in connection with our Annual Meeting.
Directors and Nominees
The principal occupations of our current Directors and Director Nominees who are considered "participants" in our solicitation are set forth under the section above titled "PROPOSAL 1: ELECTION OF DIRECTORS" of this proxy statement. The names of our current Directors and Director Nominees are set forth below, and the business address for all of our current Directors and Director nominees is c/o Columbia Property Trust, 315 Park Avenue South, Suite 500, New York, NY 10010:

Name:
Carmen M. Bowser
John L. Dixon
David B. Henry
Murray J. McCabe
E. Nelson Mills
Constance B. Moore
Michael S. Robb
Thomas G. Wattles
Francis X. Wentworth, Jr.
Officers

Name:	Principal Occupation:
E. Nelson Mills	President — Chief Executive Officer & Director
James A. Fleming	Executive Vice President — Chief Financial Officer
Jeffrey K. Gronning	Executive Vice President — Chief Investment Officer
Kevin A. Hoover	Executive Vice President — Portfolio Management
Wendy W. Gill	Senior Vice President — Chief Accounting Officer

Information Regarding Ownership of Company Securities by Participants
The number of shares of our common stock held by our current Directors and Director Nominees and Officers and Employees as of March 2, 2021 is set forth under the "Security Ownership of Certain Beneficial Owners and Management" section of this proxy statement.
Shares of our common stock owned of record by each of our current Directors and Director Nominees and Officers and Employees are beneficially owned by such person.

Information Regarding Transactions in the Company’s Securities by Participants
The following table sets forth information regarding purchases and sales of our securities by each of the participants listed above under "Directors and Nominees," "Officers," and "Employees" during the past two years. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans, and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	Number of Shares	Transaction Description
Carmen M. Bowser	May 14, 2019	3,360	Acquisition – Grant of common stock
	May 14, 2020	5,638	Acquisition – Grant of common stock
John L. Dixon	May 14, 2019	4,480	Acquisition – Grant of common stock
	March 12, 2020	5,000	Purchase – Purchase of securities on an exchange
	March 16, 2020	5,000	Purchase – Purchase of securities on an exchange
	May 14, 2020	7,517	Acquisition – Grant of common stock
James A. Fleming	January 1, 2020	16,996	Acquisition – Grant of common stock
	January 1, 2020	(4,142)	Disposition – Common stock withheld to settle tax obligations
	January 17, 2020	25,958	Acquisition – Grant of common stock
	January 17, 2020	(5,861)	Disposition – Common stock withheld to settle tax obligations
	January 31, 2020	(2,927)	Disposition – Common stock withheld to settle tax obligations
	January 1, 2021	24,572	Acquisition – Grant of common stock
	January 1, 2021	(7,521)	Disposition – Common stock withheld to settle tax obligations
	January 17, 2021	17,258	Acquisition – Grant of common stock
	January 17, 2021	(3,897)	Disposition – Common stock withheld to settle tax obligations
Wendy W. Gill	January 1, 2020	7,891	Acquisition – Grant of common stock
	January 1, 2020	(2,073)	Disposition – Common stock withheld to settle tax obligations
	January 17, 2020	6,491	Acquisition – Grant of common stock
	January 17, 2020	(1,448)	Disposition – Common stock withheld to settle tax obligations
	January 31, 2020	(811)	Disposition – Common stock withheld to settle tax obligations
	January 1, 2021	16,148	Acquisition – Grant of common stock
	January 1, 2021	(3,348)	Disposition – Common stock withheld to settle tax obligations
	January 17, 2021	4,315	Acquisition – Grant of common stock
	January 17, 2021	(948)	Disposition – Common stock withheld to settle tax obligations
Jeffrey K. Gronning	January 24, 2020	477,096	Acquisition – Issuance of OP Units of Columbia OP
	March 11, 2020	6,000	Purchase – Purchase of securities on an exchange
	March 12, 2020	3,500	Purchase – Purchase of securities on an exchange
	January 1, 2020	24,572	Acquisition – Grant of common stock
	January 1, 2020	(1,730)	Disposition – Common stock withheld to settle tax obligations
David B. Henry	May 14, 2019	3,360	Acquisition – Grant of common stock
	May 14, 2020	5,638	Acquisition – Grant of common stock
Kevin A. Hoover	January 1, 2020	11,533	Acquisition – Grant of common stock
	January 1, 2020	(2,840)	Disposition – Common stock withheld to settle tax obligations
	January 17, 2020	8,487	Acquisition – Grant of common stock
	January 17, 2020	(1,916)	Disposition – Common stock withheld to settle tax obligations
	January 31, 2020	(1,014)	Disposition – Common stock withheld to settle tax obligations

Name	Date	Number of Shares	Transaction Description
Kevin A. Hoover (continued)	February 28, 2021	2,700	Purchase – Purchase of securities on an exchange
	March 12, 2021	3,600	Purchase – Purchase of securities on an exchange
	January 1, 2021	16,674	Acquisition – Grant of common stock
	January 1, 2021	(4,493)	Disposition – Common stock withheld to settle tax obligations
	January 17, 2021	6,307	Acquisition – Grant of common stock
	January 17, 2021	(1,424)	Disposition – Common stock withheld to settle tax obligations
Murray J. McCabe	May 14, 2019	3,360	Acquisition – Grant of common stock
	May 14, 2020	5,638	Acquisition – Grant of common stock
E. Nelson Mills	January 1, 2020	59,484	Acquisition – Grant of common stock
	January 1, 2020	(13,064)	Disposition – Common stock withheld to settle tax obligations
	January 17, 2020	72,683	Acquisition – Grant of common stock
	January 17, 2020	(26,040)	Disposition – Common stock withheld to settle tax obligations
	January 31, 2020	(10,009)	Disposition – Common stock withheld to settle tax obligations
	March 19, 2020	5,300	Purchase – Purchase of securities on an exchange
	March 19, 2020	15,756	Purchase – Purchase of securities on an exchange
	March 24, 2020	6,000	Purchase – Purchase of securities on an exchange
	January 1, 2021	86,002	Acquisition – Grant of common stock
	January 1, 2021	(24,677)	Disposition – Common stock withheld to settle tax obligations
	January 17, 2021	51,772	Acquisition – Grant of common stock
	January 17, 2021	(19,209)	Disposition – Common stock withheld to settle tax obligations
Constance B. Moore	May 14, 2019	3,360	Acquisition – Grant of common stock
	May 14, 2020	5,638	Acquisition – Grant of common stock
	January 4, 2021	582	Acquisition – Grant of common stock
Michael S. Robb	May 14, 2019	3,360	Acquisition – Grant of common stock
	May 14, 2020	5,638	Acquisition – Grant of common stock
Thomas G. Wattles	May 14, 2019	3,360	Acquisition – Grant of common stock
	May 14, 2020	5,638	Acquisition – Grant of common stock
Francis X. Wentworth	January 24, 2020	477,096	Acquisition – Issuance of OP Units of Columbia OP
	March 2, 2020	591	Acquisition – Grant of common stock
	March 2, 2020	5,398	Purchase – Purchase of securities on an exchange
	May 14, 2020	5,638	Acquisition – Grant of common stock

Miscellaneous Information Concerning Participants
Other than as set forth in this Appendix A or the proxy statement, none of the participants or their associates (i) beneficially owns, directly or indirectly, any shares or other securities of the Company or any of our subsidiaries or (ii) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting. In addition, neither we nor any of the participants listed above has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Appendix A or this proxy statement, neither we nor any of the participants or any of their associates has any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party.
Other than as set forth in this Appendix A or the proxy statement, neither we nor any of the participants listed above or any of their associates have or will have (i) any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party or (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

APPENDIX B

RECONCILIATIONS
The following sets forth reconciliations of certain non-GAAP financial measures used in the Annual Report to what we consider the most directly comparable financial measures calculated and presented in accordance with GAAP. Additional details can be found in our most recent Supplemental Information package for the quarter and year ended December 31, 2020, which was included as Exhibit 99.2 to the Company’s Form 8-K furnished to the Securities and Exchange Commission on February 18, 2021.

Reconciliation of Net Income to Same Store NOI (based on GAAP rents)
	2020	2019
Net Income	$115,710	$9,197
Management fee revenues	(38,446)	(7,544)
Depreciation	68,454	78,292
Amortization	30,578	27,908
Impairment loss on real estate assets	—	43,941
Impairment loss on goodwill	63,806	—
General and administrative	44,011	32,779
Management fee expense	31,483	3,567
Acquisition and restructuring costs	19,004	6,398
Net interest expense	36,740	42,997
Market value adjustments to investment in Real Estate Funds	700	—
Income tax expense	(2,805)	21
Adjustments included in income from unconsolidated joint ventures	62,893	61,634
Gain on sale of real estate assets	(188,633)	(42,030)
Amounts attributable to noncontrolling interests	2,698	(126)
NOI (based on GAAP rents)	246,193	257,034
Less NOI from:
Acquisitions / Development	(22,697)	(526)
Dispositions	(8,878)	(48,384)
Same Store NOI (based on GAAP rents)	$214,618	$208,124

Reconciliation of Net Income to Same Store NOI (based on Cash rents)
	2020	2019
Net Income	$115,710	$9,197
Straight line rental income	(6,926)	(12,395)
Management fee revenues	(38,446)	(7,544)
Depreciation	68,454	78,292
Amortization	30,578	27,908
Above/below market lease amortization, net	(6,608)	(4,362)
Impairment loss on real estate assets	—	43,941
Impairment loss on goodwill	63,806	—
General and administrative	44,011	32,779
Management fee expense	31,483	3,567
Acquisition and restructuring costs	19,004	6,398
Net interest expense	36,740	42,997
Market value adjustments to investment in Real Estate Funds	700	—
Income tax expense	(2,805)	21
Adjustments included in income from unconsolidated joint ventures	54,575	53,104
Gain on sale of real estate assets	(188,633)	(42,030)
Amounts attributable to noncontrolling interests	2,698	(126)
NOI (based on cash rents)	224,341	231,747
Less NOI from:
Acquisitions / Development	(16,615)	(258)
Dispositions	(8,688)	(48,399)
Same Store NOI (based on cash rents)	$199,038	$183,090

Reconciliation of Net Income to Normalized FFO
	2020	2019
Net Income	$115,710	$9,197
Depreciation	68,454	78,292
Amortization	30,578	27,908
Gain on sale of real estate assets	(188,633)	(42,030)
Impairment loss on real estate assets	—	43,941
Impairment loss on goodwill	63,806	—
Acquisition and restructuring costs	19,004	6,398
Non-cash compensation expense - OP Units	11,893	—
Adjustments included in income (loss) from unconsolidated joint ventures	54,371	50,741
Adjustments included in net loss attributable to noncontrolling interest	2,698	(126)
Normalized FFO	$177,881	$174,321
Normalized FFO per Share/Unit (basic)	$1.52	$1.50
Normalized FFO per Share/Unit (diluted)	$1.52	$1.50
Weighted-average common shares/units outstanding — basic	117,319	116,261
Weighted-average common shares/units outstanding — diluted	117,107	116,458

PLEASE VOTE TODAY

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

W H I T E P R O X Y	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS
The undersigned hereby appoints E. Nelson Mills, James A. Fleming, and Wendy W. Gill, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated of this proxy card, all of the shares of Common Stock of Columbia Property Trust, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held via online webcast at 11:00 a.m. Eastern Time on May 18, 2021, and any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING FOR WHICH TIMELY NOTICE HAS NOT BEEN GIVEN AND ANY ADJOURNMENT OR POSTPONEMENT OF THE MEETING.
PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
YOUR VOTE IS VERY IMPORTANT - PLEASE VOTE TODAY
(Continued and to be marked, dated and signed on the other side)

## YOUR VOTE IS IMPORTANT

## DUE TO CONTINUING DELAYS IN THE POSTAL SYSTEM, WE ENCOURAGE ALL SHAREHOLDERS TO VOTE ELECTRONICALLY IF POSSIBLE–BY INTERNET OR TELEPHONE–TODAY.

Please take a moment now to vote your Shares of Common Stock of Columbia Property Trust, Inc. for the upcoming Annual Meeting of Stockholders.

## YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1. **Vote by Telephone –** Call toll-free from the U.S. or Canada at **866-595-8759** on a touch-tone telephone. If outside the U.S. or Canada, call **+646-880-9100**. Please follow the simple instructions provided. You will be required to provide the unique control number printed below.

**OR**

2. **Vote by Internet –** Please access **https://www.proxyvotenow.com/cxp** and follow the simple instructions provided. Please note you must type an "s" after http. You will be required to provide the unique control number printed below.

**CONTROL NUMBER:**

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had signed and mailed a proxy card.

**OR**

3. **Vote by Mail –** If you do not have access to a touch-tone telephone or to the Internet, please sign, date and promptly return the proxy card in the enclosed postage-paid envelope we have provided, or mail to: Columbia Property Trust, Inc., c/o First Coast Results, Inc., 200 Business Park Circle, Suite 112, Saint Augustine, FL 32095..

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

☒ Please mark vote as in this sample

1. To elect the nine individuals nominated by our Board of Directors for a one-year term.

**Nominees:**

01. Carmen M. Bowser, 02. John L. Dixon, 03. David B. Henry, 04. Murray J. McCabe, 05. E. Nelson Mills, 06. Constance B. Moore, 07. Michael S. Robb, 08. Thomas G. Wattles, 09. Francis X. Wentworth, Jr.

| FOR ALL | WITHHOLD ALL | FOR ALL EXCEPT |
|---|---|---|
| ☐ | ☐ | ☐ |

**To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below:**

________________________________________

| | AGAINST | ABSTAIN | FOR |
|---|---|---|---|
| 2. To approve, on an advisory basis, executive officer compensation, sometimes referred to as a "say on pay." | ☐ | ☐ | ☐ |
| 3. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021. | ☐ | ☐ | ☐ |

**This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR ALL" nominees in Proposal 1, and "FOR" Proposals 2 and 3. The proxies are authorized to vote on such other matters as may properly come before the meeting for which timely notice has not been given or any adjournments or postponements of the meeting in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in their discretion.**

Date: ________________________, 2021

________________________________

Signature

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Signature (Joint Owners)

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign full corporate name by duly authorized officer.